UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material under § 240.14a-12

RING ENERGY, INC.

________________________________________________________________________________________________________
(Name of Registrant as Specified in its Charter)

________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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________________________________________________________________________________________________________

RING ENERGY

PROXY STATEMENT

and Notice of Annual Meeting

2025

Ring Energy, Inc. (NYSE American: REI) is a growth oriented independent oil and natural gas company headquartered in The Woodlands, Texas. It is focused on the acquisition, exploration and development of high-quality, oil and liquids rich assets in the Permian Basin, which is recognized as the top producing oil basin in North America. Formed in 2012, Ring Energy has aggressively sought to acquire select low decline, long-life hydrocarbon producing properties with highly economic drilling opportunities that can be developed in future years. With over 100 years of combined industry experience in most of the oil and gas producing basins in the United States, coupled with the careful application of new and emerging geoscience, engineering, drilling and completion technologies, and long-established industry relationships, REI remains focused on creating stockholder value using proven strategies.

2025 PROXY STATEMENT

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Ring Energy, Inc., a Nevada corporation (“Ring” or the “Company”), will be held on May 22, 2025, at 10:00 a.m., Central Daylight Time, in Ring’s offices, located at 1725 Hughes Landing Blvd., Suite 900, The Woodlands, TX 77380. You will be asked to consider and to approve the following proposals:

ANNUAL MEETING
OF STOCKHOLDERS

DATE: May 22, 2025

TIME: 10:00 a.m.
Central Daylight Time

PLACE:
1725 Hughes Landing Blvd.
Suite 900
The Woodlands, TX 77380

RECORD DATE FOR STOCKHOLDERS ENTITLED TO VOTE:
April 4, 2025

1	Elect Seven Nominated Directors Included in the Proxy Statement to Serve on our Board
2	Approve on a Non-Binding, Advisory Basis, the Compensation of our Named Executive Officers
3	Approve and adopt an Amendment to the Ring Energy, Inc. 2021 Omnibus Incentive Plan to increase the shares available under the Plan by 11.5 million shares
4	Ratify the Appointment of Grant Thornton LLP as our Independent Registered Public Accounting Firm

This proxy statement and accompanying proxy card are being mailed to our stockholders on or about April 11, 2025. Our Annual Report on Form 10-K (the “Annual Report”) covering the year ended December 31, 2024 is enclosed, but does not form any part of the materials for solicitation of proxies.
The Notice of Annual Meeting and Proxy Statement herein provide further information on the Company’s performance and corporate governance and describe the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 4, 2025 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our offices during normal business hours for a period of ten calendar days prior to the Annual Meeting and will also be available during the Annual Meeting for inspection by our stockholders.
EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ACCOMPANYING ENVELOPE, OR VOTE YOUR SHARES USING THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS PROVIDED.
We thank you for your continued support and look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

/s/ Phillip B. Feiner

Phillip B. Feiner
Senior Vice President, General Counsel &
Corporate Secretary

The Woodlands, Texas, April 11, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON May 22, 2025
The Notice of Annual Meeting, Proxy Statement, and Annual Report to Stockholders for the year ended December 31, 2024, are available at www.proxyvote.com.

RING ENERGY

2025 PROXY STATEMENT

RING ENERGY
Dear Fellow Stockholders, On behalf of the Board of Directors of Ring Energy, Inc., we are pleased to invite you to our 2025 Annual Meeting of Stockholders, which will take place on May 22, 2025 at 10:00 a.m. Central Daylight Time in our offices located at 1725 Hughes Landing Blvd., Suite 900, The Woodlands, Texas 77380.
2024 represented another year of strong operational and financial performance by the Ring Team that resulted in the enhancement of nearly every controllable metric, including:
■Our daily total sales grew 8% over 2023, to a record 19,648 barrel of oil equivalent per day ("Boe/d"), and daily oil sales grew 6% to a record of 13,283 barrels of oil per day ("Bo/d");
■We reduced year-over-year all-in cash operating costs1 on a Boe basis by 2%;
■Outstanding operations by the Ring Team including continued focus on cost control assisted in generating Adjusted EBITDA1 of $233.3 million despite a 7% reduction in realized prices;
■We drilled 13 more wells in 2024 than the prior year for slightly less capital — representing a substantial increase in capital efficiency for both our horizontal and vertical wells;
■Supported by our continued capital discipline, we delivered Adjusted Free Cash Flow1 of $43.6 million, remaining cash flow positive for over 5 years;
■This led to the pay down of debt during 2024 of $40 million (and $70 million since closing the Founders acquisition in August 2023), and a 2024 year-end debt balance of $385 million and $217 million of liquidity.
■On the reserve front, we grew Proved Reserves in 2024 by 3% to 134.2 MMBoe with a PV-101 value of approximately $1.5 billion at year-end 2024, including approximately $1.1 billion, or 92.6 MMBoe, of proved developed reserves. A key point to note was that we organically added 16 MMBoe of reserves that more than offset 7.2 MMBoe of production, 1.2 MMBoe from sales of non-core assets, and 3.2 MMBoe in price reductions versus December 31, 2023.
Our success in 2024 was directly related to the benefits of our Stronghold2 and Founders3 acquisitions in 2022 and 2023. These transactions have exceeded our original expectations on multiple fronts and further established our strategic foothold in the Central Basin Platform. These two accretive asset acquisitions substantially increased our size and scale, lowered our overall cost structure, materially increased the inventory and capital efficiency of our undeveloped investment opportunities, and increased our adjusted free cash flow generation.
We continue to look for similar acquisitions that can help us replicate the success of these two transactions. We believe our recently closed Lime Rock transaction does that. The purchase price is comprised of approximately $78.6 million in cash with $5 million deposited in February 2025, $63.6 million paid at closing, and $10 million due on the nine month anniversary of closing, and issuance of approximately 6.5 million shares of common stock at closing. The transaction has an effective date of October 1, 2024, and closed on March 31, 2025.
Lime Rock’s CBP acreage is in Andrews County, Texas, where the majority of the acreage directly offsets Ring’s core Shafter Lake operations, and the remaining acreage to the south is prospective for multiple horizontal targets and exposes Ring to active new plays. The acquisition ideally suits Ring's focus on consolidating producing assets in core counties in the CBP defined by shallow declines, high margin production and undeveloped inventory that immediately competes for capital. Additionally, these assets add significant near-term opportunities for field level synergies and cost savings.
1 Adjusted EBITDA, Adjusted Free Cash Flow, all-in cash operating costs and PV-10 are non-GAAP financial measures. See Appendix A for a reconciliation of these financial measures to our most directly comparable financial measure calculated in accordance with GAAP.
2 Ring Energy acquired the Permian Basin assets of Stronghold Energy II Operating, LLC and Stronghold Energy II Royalties, LP (collectively, “Stronghold”) closing the transaction on August 31, 2022 (the ”Stronghold Acquisition”).
3 On August 15, 2023, Ring Energy completed the asset acquisition of privately held Founders Oil & Gas IV, LLC ("Founders", or the “Founders Acquisition”).

2025 PROXY STATEMENT
During 2024, we benefited from the success of our high-return drilling and recompletion programs, including the drilling and completion of 21 horizontal wells and 22 vertical wells. As mentioned, our success in 2024 was reflected in our year end SEC proved reserves that increased 3% to 134.2 MMBoe despite a 4% reduction in SEC oil prices and the sale of non-core assets, demonstrating the success of our focus on organic growth.
Our recent acquisitions also provide the opportunity to invest in leading technologies designed to reduce our relative environmental footprint over time, enhance our employee training and benefits programs, and partner with the local communities in which we work and operate. One key example of our ongoing success was the 59% year-over-year decrease in our Scope 1 GHG emissions from 2022 to 20234 that was primarily associated with our targeted capital investment and other successful efforts to reduce flaring and venting.
We also continue to make substantial progress with our TARGET ZERO-365 program, which is focused on further building on our philosophy of ongoing improvement to ensure our operations continue to be conducted safely and efficiently, while minimizing environmental impact. Working in a safe and environmentally conscientious manner is not only essential to protecting our employees and communities — we view this as key to our long-term financial success and sustainability. As in the past, I want to thank our outstanding workforce for being champions of this critical program.
Turning to our 2025 plans, we remain committed to the value-focused proven strategy pursued in the past, which is designed to create stockholder value in low oil prices and well as in high prices. This includes:
■Remaining focused on maximizing free cash flow generation;
■Ensuring a disciplined capital spending plan that maintains or slightly grows our production and liquidity;
■Retaining the flexibility to adjust capital spending levels in response to changing market conditions; and
■Allocating the balance of our cash flow to paying down debt.
We are closely monitoring the recent drop in oil prices and if they continue for an extended period, we intend to reduce capital spending to allocate more resources to paying down debt. Strengthening the balance sheet remains a top priority. Although low oil prices create greater differences in the expectations of buyers and sellers we plan to continue pursuing growth through accretive, balance sheet enhancing acquisitions. We also plan to continue our focus on organic growth. When combining these efforts with a high degree of discipline, our strategy should lead us to our ultimate goal, which is to further position our balance sheet and achieve the size and scale necessary to sustainably return meaningful capital to our stockholders. In short, we believe our value-focused proven strategy retains the discipline and flexibility necessary to manage the risks associated with ongoing price volatility and better positions the Company for long term success.
On behalf of Ring’s Board of Directors, executive management, and employee teams, we want to thank all our stockholders for their continued support. Your vote is very important to us, and we encourage you to review the enclosed proxy statement and to promptly vote so your shares are represented at the Annual Meeting.
Best regards,

Paul D. McKinney, Chairman of the Board of Directors & Chief Executive Officer	Anthony B. Petrelli, Lead Independent Director
4 2024 GHG emissions results will be available in the second half of 2025.

RING ENERGY
OUR COMPANY
Ring Energy, Inc. is a growth oriented independent energy company engaged in oil and natural gas development, production, acquisition and exploration of high-quality, oil and liquids rich assets in the Permian Basin.

OUR MISSION & VISION
Ring’s mission is to deliver competitive and sustainable returns to its stockholders by developing, acquiring, exploring for, and commercializing oil and natural gas resources vital to the world’s health and welfare. Successfully achieving Ring’s mission requires a firm commitment to operating safely in a socially responsible and environmentally friendly manner, while ensuring the Company conducts its business with honesty and integrity.
The key principles supporting Ring’s strategic vision are:
■Ensuring health, safety, and environmental excellence and a strong commitment to our employees and the communities in which we work and operate;
■Continuing to generate free cash flow to improve and build a sustainable financial foundation;
■Pursuing rigorous capital discipline focused on our highest returning opportunities;
■Improving margins and driving value by continuously targeting additional operating cost reductions and capital efficiencies; and
■Strengthening the balance sheet by steadily paying down debt, divesting of non-core assets and becoming a peer leader in Debt/EBITDA metrics.

2025 PROXY STATEMENT
OUR STRENGTHS
•High quality asset base in one of North America’s leading oil and gas producing regions characterized by relatively low declines and attractive margins;
•De-risked Permian Basin acreage position with multi-year drilling inventory of horizontal and vertical development potential;
•Concentrated acreage position with high degree of operational control;
•Experienced and proven management team with substantive technical and operational expertise;
•Operating control over most of our production and development activities; and
•Commitment to cost efficient operations, health, safety, protecting the environment, our employees, and the communities in which we work and operate
OUR STRATEGIC PRIORITIES
Ring has historically capitalized on its low-risk, high-return asset base that is focused on the conventional San Andres reservoir in the Permian Basin, which is one of the most prolific hydrocarbon producing regions in the U.S. As compared to unconventional plays, the San Andres offers much lower initial year and subsequent decline rates for production, which helps generate high rates of return and low breakeven economics. Subsequent to recent asset acquisitions also in the Permian Basin, Ring's focus has now expanded to additional low-risk, high-return assets, being the vertical section between the Glorieta and Devonian Formations.
The collective efforts of your management team are focused on creating stockholder value with Ring’s proven strategy. We are targeting a number of strategic initiatives that we believe will uniquely position Ring for continued operating and financial success, thereby enhancing long-term value for our stockholders.
To accomplish these goals, we are committed to pursuing the following strategic priorities:

RING ENERGY

Attract and retain high-quality people because achieving our mission will only be possible through our employees. It is critical to have compensation, development, and human resource programs that attract, retain and motivate the people we need to succeed.

Pursue operational excellence with a sense of urgency, as we plan to deliver low cost, consistent, timely and efficient execution of our drilling campaigns, work programs and operations. This includes executing our operations in a safe and environmentally responsible manner, focusing on reducing our emissions, applying advanced technologies, and continuously seeking ways to reduce our operating cash costs on a per barrel basis. This objective is a foundational aspect of our culture and future success.
Invest in high margin, high rate-of-return projects. This will allow us to profitably grow our production and reserve levels and maximize free cash flow generation.

Focus on generating free cash flow and strengthening our balance sheet by reducing debt through the use of excess cash from operations and potentially through proceeds from the sale of non-core assets.
We believe remaining focused and disciplined in this regard will lead to meaningful returns for our stockholders and provide additional financial flexibility to manage potential future swings in the business cycle.

Pursue strategic acquisitions that maintain or reduce our break-even costs, as well as improve our margins and operating costs. Financial strategies associated with these efforts will focus on delivering competitive debt-adjusted per share returns. This objective is key to delivering competitive returns to our stockholders on a sustainable basis.

2025 PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT
THE 2025 ANNUAL MEETING AND VOTING
WHAT IS THE PURPOSE OF THE ANNUAL MEETING?
At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice, including (1) the election of seven directors named in this proxy statement to our Board, each for a term ending on the date of the 2026 annual meeting of stockholders or until their successors are duly elected and qualified (this proposal is referred to as the “Election of Directors”); (2) a non-binding, advisory vote to approve named executive officer ("NEO") compensation (this proposal is referred to as the “Advisory Vote on Executive Compensation”); (3) approve and adopt an Amendment to the Ring Energy, Inc. 2021 Omnibus Incentive Plan to increase the shares available under the Plan by 11.5 million shares (this proposal is referred to as the "Plan Amendment Proposal"); (4) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (this proposal is referred to as the “Ratification of Grant Thornton”); and (5) the transaction of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment or postponement thereof. Additionally, management will report on our performance during the last fiscal year and respond to appropriate questions from our stockholders.
WHAT IS A PROXY?
A proxy is another person that you legally designate to vote your stock. If you designate a person or entity as your proxy in a written document, such document is also called a proxy or a proxy card. All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy.
WHAT IS A PROXY STATEMENT?
A proxy statement is a document that regulations of the United States Securities and Exchange Commission (the “SEC”) require that we make available to you when we ask you to sign a proxy card to vote your stock at the Annual Meeting. This proxy statement describes matters on which we would like you, as a stockholder, to vote and provides you with information on such matters so that you can make an informed decision.
WHAT IS “HOUSEHOLDING”?
One copy of the Notice, this proxy statement, and the Annual Report (collectively, the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs. If you received a householded mailing this year and you would like to have additional copies of the Proxy Materials mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request in writing to Ring Energy, Inc., Attention: Phillip B. Feiner, Corporate Secretary, Senior Vice President and General Counsel, 1725 Hughes Landing Blvd., Suite 900, The Woodlands, TX 77380, or by telephone by calling (281) 397-3699. You may also contact us in the same manner if you received multiple copies of the Proxy Materials and would prefer to receive a single copy in the future. The Proxy Materials are also available at: www.proxyvote.com.

RING ENERGY
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?
Despite our efforts related to householding, you may receive more than one set of Proxy Materials, including multiple copies of the proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a proxy card and a voting instruction card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted at the Annual Meeting. You can also vote your shares over the phone or internet. Please see “How Do I Vote My Shares?” below for more information.
WHO IS ENTITLED TO NOTICE OF THE ANNUAL MEETING?
Governing laws as well as our governance documents require our Board to establish a record date in order to determine who is entitled to receive notice of, attend, and vote at the Annual Meeting, and any continuations, adjournments, or postponements thereof.
The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 4, 2025 (the “Record Date”).
As of the Record Date, we had 206,509,126 shares of Common Stock outstanding. A list of all stockholders of record entitled to vote at our Annual Meeting is on file at our principal office located at 1725 Hughes Landing Blvd., Suite 900, The Woodlands, TX 77380, and will be available for inspection at the Annual Meeting.
WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
Subject to the limitations set forth below, stockholders at the close of business on the Record Date may vote at the Annual Meeting. If you are a beneficial owner of shares of Common Stock, you must have a legal proxy from the stockholder of record to vote your shares at the Annual Meeting.
WHAT IS A QUORUM?
A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of at least one-third of the shares of our Common Stock outstanding and entitled to vote as of the Record Date. There must be a quorum for the Annual Meeting to be held. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is reached. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present at the Annual Meeting.
WHAT ARE THE VOTING RIGHTS OF OUR STOCKHOLDERS?
Each holder of Common Stock is entitled to one vote per share of Common Stock on all matters to be acted upon at the Annual Meeting. Neither our Articles of Incorporation, nor our Bylaws (as amended, the “Bylaws”), allow for cumulative voting rights in the election of directors.

2025 PROXY STATEMENT
WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A “STREET NAME” HOLDER?
Most stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.
■Stockholder of Record. If your shares are registered directly in your name with Standard Registrar & Transfer Company, Inc., our transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting.
■Street Name Stockholder. If your shares are held in a stock brokerage account or by a bank, fiduciary, or other nominee, you are considered the beneficial owner of shares held in “street name.” In this case, such broker, fiduciary, or other nominee is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote and are also invited to attend the Annual Meeting. If you hold your shares through a broker, bank, or other nominee, follow the voting directions provided by your broker, bank, or other nominee to vote your shares. Since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.
HOW DO I VOTE MY SHARES?
Stockholders of Record: Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:
■By Written Proxy. You may indicate your vote by completing, signing, and dating your proxy card and returning it in the enclosed reply envelope.
■In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.
■By Phone. Use any touch-tone telephone to call 1-800-690-6903 to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or the meeting date. Have your proxy card in hand when you call and then follow the instructions.
■By Internet. Use the internet to access www.proxyvote.com to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Street Name Stockholders: Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:
■By Voting Instruction Card. If you hold your shares in street name, your broker, bank, or other nominee will explain how you can access a voting instruction card for you to use in directing the broker, bank, or other nominee how to vote your shares.
■In Person with a Proxy from the Record Holder. You may vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank, or other nominee. Please consult the instruction card or other

RING ENERGY
information sent to you by your broker, bank, or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.
If you are a stockholder of record, your shares will be voted by the management proxy holder in accordance with the instructions on the proxy card you submit. For stockholders who have their shares voted by submitting a proxy, the management proxy holder will vote all shares represented by such valid proxies as our Board recommends, unless a stockholder appropriately specifies otherwise.
CAN I REVOKE MY PROXY OR CHANGE MY VOTE?
Yes. If you are a stockholder of record, you can revoke your proxy at any time before it is voted at the Annual Meeting by doing one of the following:
■Submitting written notice of revocation stating that you would like to revoke your proxy to Ring Energy, Inc., Attention: Phillip B. Feiner, Corporate Secretary, Senior Vice President and General Counsel, 1725 Hughes Landing Blvd., Suite 900, The Woodlands, TX 77380, which must be received prior to the Annual Meeting;
■Completing, signing, and dating another proxy card with new voting instructions and returning it by mail to Ring Energy, Inc., Attention: Phillip B. Feiner, Corporate Secretary, Senior Vice President and General Counsel, 1725 Hughes Landing Blvd., Suite 900, The Woodlands, TX 77380 in time to be received, in which case the later submitted proxy will be recorded and earlier proxy revoked; or
■Attending the Annual Meeting, notifying the inspector of elections that you wish to revoke your proxy, and voting your shares in person at the Annual Meeting. Attendance at the Annual Meeting without submitting a ballot to vote your shares will not revoke or change your vote.
If you are a beneficial or street name stockholder, you should follow the directions provided by your broker, bank, or other nominee to revoke your voting instructions or otherwise change your vote before the applicable deadline. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank, or other nominee as described in “How Do I Vote My Shares?” above.
WHAT ARE ABSTENTIONS AND BROKER NON-VOTES?
An abstention occurs when the beneficial owner of shares, or a broker, bank, or other nominee holding shares for a beneficial owner, is present, in person or by proxy, and entitled to vote at a stockholder meeting, but fails to vote or voluntarily withholds its vote for any of the matters upon which the stockholders are voting.
If you are a beneficial owner and hold your shares in “street name,” you will receive instructions from your broker, bank, or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the NYSE American LLC (the “NYSE American”). There are non-discretionary matters for which brokers, banks, and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. If a broker, bank, or other nominee does not have discretion to vote on a particular matter and you have not given timely instructions on how the broker, banker, or other nominee should vote your shares, then the broker, bank, or other nominee indicates it does not have authority to vote such shares on its proxy and a “broker non-vote” results. Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

2025 PROXY STATEMENT
If your shares are held in street name and you do not give voting instructions, the record holder will not be permitted to vote your shares with respect to Proposal 1 (Election of Directors), Proposal 2 (Advisory Vote on Executive Compensation), and Proposal 3 (Plan Amendment), and your shares will be considered broker non-votes with respect to these proposals. If your shares are held in street name and you do not give voting instructions, the record holder will have discretionary authority to vote your shares with respect to Proposal 4 (Ratification of Grant Thornton).
WHAT VOTE IS REQUIRED FOR THE PROPOSALS TO BE APPROVED?
■Proposal 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes cast by the holders of our Common Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. The director nominees who receive the most votes will be elected. Votes may be cast in favor of or withheld from the election of each nominee. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
■Proposal 2 (Executive Compensation): To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory vote will be approved if it receives the affirmative vote of the holders of a majority of the votes cast by the holders of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Broker non-votes and abstentions will not affect the outcome of this proposal.
■Proposal 3 (Plan Amendment): Approval of the Plan Amendment requires the affirmative vote of the holders of a majority of the votes cast by the holders of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Broker non-votes and abstentions will not affect the outcome of this proposal.
■Proposal 4 (Ratification of Grant Thornton): Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, requires the affirmative vote of the holders of a majority of the votes cast by the holders of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Brokers will have discretionary authority to vote on Proposal 4 and, accordingly, there will be no broker non-votes for this proposal. Abstentions will not affect the outcome of this proposal.
HOW DOES THE BOARD RECOMMEND THAT I VOTE?
Our Board unanimously recommends a vote:
■FOR each of the nominees for director;
■FOR non-binding, advisory approval of named executive officer compensation;
■FOR the approval of the Plan Amendment; and
■FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

RING ENERGY
WHAT HAPPENS IF I PROVIDE MY SIGNED PROXY BUT DO NOT SPECIFY HOW I WANT MAY SHARES TO BE VOTED, OR IF ADDITIONAL PROPOSALS ARE PRESENTED AT THE ANNUAL MEETING?
If you provide us your signed and dated proxy but do not specify how to vote, we will vote your shares as follows:
Proposal 1. FOR the election of each director nominee;
Proposal 2. FOR the approval, on an advisory basis, of the compensation of our named executive officers;
Proposal 3. FOR the approval of the Plan Amendment; and
Proposal 4. FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025
As of the date of this proxy statement, we do not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the proxy holder will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.
WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?
The Board is providing these Proxy Materials to you in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We will bear all expenses of soliciting proxies. We have engaged Broadridge Financial Solutions, Inc. to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. Directors, officers, and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with any solicitation. In addition, we may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of our Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.
MAY I PROPOSE ACTIONS FOR CONSIDERATION AT THE 2026 ANNUAL MEETING OF STOCKHOLDERS OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?
You may submit proposals for consideration at future stockholder meetings, including director nominations. Please read “Stockholder Proposals and Director Nominations for the 2026 Annual Meeting” for information regarding the submission of stockholder proposals and director nominations for consideration at next year’s annual meeting.

2025 PROXY STATEMENT
OUR 2024 PERFORMANCE HIGHLIGHTS
Our multi-faceted initiatives throughout 2024 significantly contributed to our financial performance for the year. Key highlights included:

$67.5 MM	$233.3 MM
Net income	Adjusted EBITDA[1]

$43.6 MM	$194.4 MM
Adjusted Free Cash Flow[1]	Net Cash Provided by Operating Activities

19,648 Boe/D	$10.89
Net Sales per day	Lease Operating Expenses per BOE[2]
(1) A non-GAAP financial measure; see Appendix A for reconciliations to the most comparable GAAP financial measures.
(2) Calculated as lease operating expenses divided by total barrels of oil equivalent sold during the same period.

RING ENERGY
Through our strategic efforts designed to drive financial stability and improve the balance sheet, we:

Increased production (Boe/d) by 8% from 2023 levels	Generated adjusted EBITDA[1] of $233.3 million	Successfully drilled and completed 43 wells

Generated adjusted free cash flow[1] of $43.6 million (remaining cash flow positive for over 5 years)	Paid down $40 million of borrowings on our bank credit facility in 2024 and $70 million since the closing of the Founders Acquisition on August 15, 2023

We ended 2024 with proved reserves of 134.2 million barrels of oil equivalent (“MMBoe”) and a present value discounted at 10% ("PV-10")1 of $1.5 billion, using SEC pricing. Proved developed reserves were 92.6 MMBoe with a PV-10 of $1.1 billion.

(1) A non-GAAP financial measure; see the end of this document for a reconciliation to the most comparable GAAP financial measure.

2025 PROXY STATEMENT
OUR COMMITMENT TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”)
We are focused on creating long-term value for our stockholders and fostering a culture that is steadfast on environmental sustainability, operational safety, social responsibility and sound corporate governance.
In 2021, we created an ESG Task Force comprised of management representatives from Health, Safety & Environmental (“HSE”), Operations, Legal, Human Resources, Investor Relations and Finance. The ESG Task Force is charged with the responsibility to monitor the Company’s adherence to our sustainability / ESG standards and formally communicate their findings on an ongoing basis to our CEO and the Board. Since 2021, we have annually published formal sustainability reports and we are pleased to present our 2024 edition. We believe these reports clearly highlight the Company’s targeted efforts to disclose and enhance our sustainability / ESG performance record over time, as applicable. In addition, in this report we discuss our plans to drive further alignment with the various reporting frameworks. Our 2024 ESG Sustainability Report may be found on our website at https://ringenergy.com/sustainability. The information on, or that can be accessed through our website, is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement.
In the creation of our ESG sustainability reports to date, we have reviewed the Sustainability Accounting Standards Board’s (“SASB”) Oil and Gas Exploration and Production Sustainability Accounting Standard, the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”), the Sustainable Development Goals (“SDGs”) promulgated by the United Nations, and other reporting guidance from industry frameworks and standards.

ENVIRONMENTAL
We recognize and embrace our responsibility to produce energy resources that the world needs while also limiting our impact to the environment. As we focus on meeting the growing demand for affordable and responsible energy, we are committed to protecting and preserving the environment in all aspects of our business, including production operations, well work programs, and decommissioning activities. Our policies and procedures are designed to maintain strict compliance with all federal, state and local regulations, and we expect our contractors to have similar programs in place. Our efforts to minimize our operational impact are multi-faceted, including reducing greenhouse gas (“GHG”) and air emissions, minimizing the use of freshwater, preventing spills, safeguarding local water supplies and minimizing waste. Our ongoing environmental programs are designed to not only reduce our operational impacts but also improve efficiency, lower costs and reduce risk, which results in a more stable and sustainable business that benefits all our stakeholders.

RING ENERGY

SOCIAL
To build a sustainable business with positive impacts on society, we need a strong team with a diverse set of skills and experience. We strive to attract, develop and retain a highly qualified workforce in the industry as we recognize our future success is a direct result of their efforts. Our focus is on providing a culture of innovation and appreciation for our team, as well as an attractive compensation and comprehensive benefits program. We are also committed to continuously providing an inclusive, safe and secure work environment where all of our employees can be respected, valued, and successful in pursuing their goals, all while contributing to the Company’s success. We will continue to promote honesty and integrity in all interactions with our employees and actively support the communities in which we operate with both our time and resources. We recognize and appreciate the ongoing efforts of our employees in their personal commitments from both a time and financial perspective in enhancing the quality of life in our local communities. Collectively, our values establish the foundation on which our culture has been built and upon which we will sustain our success into the future.
As of December 31, 2024, we had 115 full-time employees as well as a diverse group of independent contractors who assist our full-time staff in a range of areas including geology, engineering, land, accounting, and field operations, as needed. None are represented by labor unions or covered by any collective bargaining agreements.

Diversity and Inclusion
The unique backgrounds and experiences of our employees help to develop a wide range of perspectives that lead to better solutions. Our staff’s diversity is reflected in our full-time employees where 23% are women and approximately 49% represent minorities, as of December 31, 2024.
The majority of our employees are citizens of the United States, with a few retaining dual citizenships in other countries. The employees who are not U.S. citizens are legally registered to live and work here and the Company is committed to helping those employees retain their ability to remain in the U.S. and continue their employment.

2025 PROXY STATEMENT

GOVERNANCE
We seek to operate our business responsibly and in a manner aligned with the interest of its stakeholders. In this effort, the Company leverages sound corporate governance practices that promote accountability and good decision making, including our efforts to integrate sustainable business practices that promote positive results. Our Board and its committees are responsible for our strategy and governance. The Company's fundamental policy is to conduct our business in accordance with applicable legal and ethical standards, and with honesty and integrity. We expect all employees across the organization to exemplify these principles as they conduct their work activities and appreciate their collective efforts in this regard. In support of our efforts, we have adopted fundamental governance policies applicable to our team members and others with whom we do business.

RING ENERGY
BOARD COMPOSITION AND EXPERIENCE

6 MEN 1 WOMAN DIVERSITY BY GENDER

6 INDEPENDENT 1 NOT INDEPENDENT DIVERSITY BY INDEPENDENCE

DIVERSITY BY TENURE Years

DIVERSITY BY AGE Average Age: 66

2025 PROXY STATEMENT
PROPOSAL 1:
ELECTION OF DIRECTORS
At the Annual Meeting, the stockholders will elect seven directors to serve on our Board until the 2026 annual meeting or until their successors are duly elected and qualified. On April 8, 2025, Ms. Roesener informed the Board that she is retiring from the Board effective April 14, 2025. After careful consideration, the Nominating, Environmental, Social and Governance Committee (“NESG Committee”) and the Board as a whole have appointed Ms. Carla Tharp to fill the vacancy on the Board, effective April 14, 2025. Upon the recommendation of the NESG Committee, our Board has nominated as directors the following individuals, six of whom are presently serving as a director.
DIRECTORS
The following table sets forth the names, ages, and titles, as of April 11, 2025, of each of our directors:

NAME	AGE	POSITION
Management Director
Paul D. McKinney	66	Chairman of the Board of Directors and Chief Executive Officer

Independent Directors
Anthony B. Petrelli	72	Lead Director
John A. Crum	73	Director
David S. Habachy	49	Director
Richard E. Harris	72	Director
Thomas L. Mitchell	64	Director
Regina Roesener (1)	61	Director
Director Nominee
Carla Tharp	61

(1) Ms. Roesener will retire from the Board effective April 14, 2025.

We did not pay any third-party fees to assist in the process of identifying or evaluating candidates. Six of the seven nominees are currently directors on our Board. Mr. Petrelli joined the Board in January 2013. Messrs. McKinney, Mitchell, Crum and Harris joined the Board in October 2020. Mr. Habachy joined the Board in September 2022. Ms. Tharp is expected to join the Board on April 14, 2025.
Each nominee has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve on our Board if elected. Stockholders may not cumulate their votes in the election of our directors. We have no reason to believe that the nominees will be unable or unwilling to serve if elected; however, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board.

RING ENERGY

BOARD COMMITTEES

Audit Committee	Compensation Committee	Nominating, Environmental, Social, and Governance Committee	Committee Chairperson	Lead Independent Director

2025 PROXY STATEMENT

Paul D. McKinney joined Ring as Chairman and Chief Executive Officer on October 1, 2020. Prior to joining the Company, he was President, CEO & Director of SandRidge Energy (NYSE:SD)(“SandRidge”) from January 2019 to December 2019. Prior to SandRidge, Mr. McKinney was President & Chief Operating Officer for Yuma Energy, Inc. (NYSE American:YUMA)(“Yuma”) since April 2017 after serving as Yuma’s Executive Vice President and Chief Operating Officer since October 2014. Mr. McKinney served as a petroleum engineering consultant for Yuma and Yuma’s predecessor from June 2014 to October 2014. Yuma filed for protection under federal bankruptcy laws in April 2020.

Mr. McKinney served as Region Vice President, Gulf Coast Onshore, for Apache Corporation (NYSE:APA)(“Apache”) from 2010 through 2013, where he was responsible for the development and all operational aspects of the Gulf Coast region for Apache. Prior to his role as Region Vice President, Mr. McKinney was Manager, Corporate Reservoir Engineering, for Apache from 2007 through 2010. From 2006 through 2007, Mr. McKinney was Vice President and Director, Acquisitions & Divestitures for Tristone Capital, Inc. Mr. McKinney commenced his career with Anadarko Petroleum Corporation (NYSE:APC)(“Anadarko”) and held various positions with Anadarko over a 23 year period from 1983 to 2006, including his last role as Vice President of Reservoir Engineering, Anadarko Canada Corporation. From July 2017 to December 2021, Mr. McKinney was a member of the board of directors for Pro-Ject Holdings, LLC a privately owned oil field chemical services company. He co-authored Advanced Reservoir Engineering, Gulf Professional Publishing, Elsevier, and Society of Petroleum Engineers paper number SPE-75708-MS: Applied Reservoir Characterization for Maximizing Reserve Growth and Profitability in Tight Gas Sands: A Paradigm Shift in Development Strategies for Low-Permeability Gas Reservoirs.

Mr. McKinney entered the United States Air Force upon graduating from high school and continued in the United States Air Force Reserves while attending college. Mr. McKinney attended Louisiana Tech University and graduated with a Bachelor of Science degree in Petroleum Engineering in 1983.

Effective October 1, 2020, Mr. McKinney was appointed to the Board to fill a vacancy created from the resignation of prior directors. At that time, Mr. McKinney was appointed as Chairman of the Board and as Chief Executive Officer.

The particular experience, qualifications, attributes, and skills that led our Board to conclude that Mr. McKinney should serve as director include his 41 years of experience in the oil and gas industry; his extensive experience in advanced reservoir engineering and economic evaluations, strategic planning, and pursuing strategic transactions; his corporate governance, compliance, and risk management experience; and his experience as a director of public and private companies.

Paul D. McKinney Chairman of the Board of Directors and Chief Executive Officer Age: 66 Director Since: 2020

RING ENERGY

Anthony B. Petrelli served from 2010 to 2022 as President, Chairman and Director of Investment Banking Services of NTB Financial Corporation, a Denver, Colorado based financial services firm founded in 1977. Since the beginning of 2023, Mr. Petrelli has served as a registered representative and financial consultant with Momentum Independent Network, a FINRA member firm.

Beginning his career in 1972 in the investment industry, Mr. Petrelli has extensive experience in the areas of corporate finance, underwriting, management, operations, sales, and trading. He has served on numerous regulatory and industry committees including service on the FINRA (previously “NASD”) Corporate Finance Committee, FINRA National Adjudicatory Council (Vice Chairman), FINRA Small Firm Advisory Board, and Chairman of the FINRA District Business Conduct Committee for District 3. Mr. Petrelli has also served as an Arbitrator for FINRA dispute resolution. Additionally, since 2016 Mr. Petrelli has served as a director and member of the audit committee for Sensus Healthcare, Inc. (NASDAQ:SRTS), a medical device company. He has also served on several other public company boards including director and member of the audit committee of Arena Resources Inc. (NYSE:ARD), an oil and gas exploration, development and production company, and director of Natural Gas Services Group (NYSE:NGS), a provider of natural gas compression equipment and services to the energy industry. Mr. Petrelli has also served as an advisory director on several other public company boards.

In addition to his career in the investment industry, Mr. Petrelli served on the board of directors of Southwest Counseling Associates, a Denver, Colorado based professional counseling firm. Mr. Petrelli established Equinox Counseling LLC in 2012, and is a Licensed Professional Counselor (LPC), a National Certified Counselor (NCC) and an Approved Clinical Supervisor (ACS). Mr. Petrelli received his Bachelor of Science degree in Business (Finance) and his Master of Business Administration (MBA) degree from the University of Colorado. In addition, he received his Master of Arts degree in Counseling from Denver Seminary. Mr. Petrelli has also received a CERT certificate in Cybersecurity Oversight from Carnegie Mellon University Software Engineering Institute.
The particular experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Petrelli should serve as director include his experience and expertise in financial and business matters with significant involvement in corporate governance and financial matters; his service on the FINRA Corporate Finance Committee, the NASD Small Firm Advisory Board and as Chairman of the FINRA District Business Conduct Committee; and his board experience.

Anthony B. Petrelli Lead Independent Director Age: 72 Director Since: 2013
Board Committees:

2025 PROXY STATEMENT

John A. Crum is managing partner of JAC Energy Partners, LLC, formed to provide advice to companies and individual investors in oil and gas exploration and production. He has been involved with worldwide oil and gas development for 50 years. Mr. Crum currently serves as a director for: Forty Acres Energy, LLC, an oil company developing Permian Basin waterflood assets. He served as chief executive officer and director of Midstates Petroleum Company Inc. (NYSE:MPO), from 2011 to 2014.

From 1995 to 2011, Mr. Crum served in a variety of executive roles for Apache Corporation (NYSE:APA), including co-chief operating officer and president, North America, president Apache Canada Ltd., managing director Apache North Sea (UK), managing Director Apache Energy Ltd. (Australia), and executive vice president for Eurasia and worldwide new ventures. Earlier in his career, Mr. Crum held positions of responsibility at Aquila Energy Corporation, Pacific Enterprises Oil Company, and Southland Royalty Company. He began his career with Conoco in 1975.

He has previously served as a director of several public and private companies including the midstream MLP, Midcoast Energy Partners, LP; exploration and production company, Crestone Peak Resources; rotorcraft services supplier, CHC Helicopter; and for the biofuels technology company, Coskata Inc. Mr. Crum has been active with industry groups serving on the boards of the Australian Petroleum Production and Exploration Association (APPEA), UK Offshore Operators Association (UKOOA), and Canadian Association of Petroleum Producers (CAPP) during assignments in those countries. He holds a Bachelor of Science degree in petroleum engineering from the New Mexico Institute of Mining and Technology.
The particular experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Crum should serve as a director include his significant worldwide oil and gas experience; and his prior executive and Board experience.

John A. Crum Independent Director Age: 73 Director Since: 2020
Board Committees:

RING ENERGY

David S. Habachy currently serves as Managing Partner of Covalence Investment Partners. Prior to this, Mr. Habachy served as a Managing Director on the energy team of Warburg Pincus from 2017 until July 2022. Previously, Mr. Habachy served as Managing Director and member of the Investment Committee of the Kayne Anderson Energy Funds. Additionally, Mr. Habachy served on numerous boards of oil and gas E&P domestic and international companies during his tenure in private equity. Prior to entering into private equity in 2008, Mr. Habachy spent 10 years in asset management, operations and consulting in the upstream E&P business. He started his petroleum engineering career at Arco/Vastar in 1998. Mr. Habachy previously served on the Board of Directors of Earthstone Energy, Inc.

Additionally, Mr. Habachy currently serves on the Investment Committee Board, Finance Committee Board, and the Board of Directors for Memorial Hermann Health System and previously served on the Houston Producers’ Forum Board. Mr. Habachy holds a B.S. in Chemical Engineering and an MBA degree with George Kozmetsky highest honors distinction from The University of Texas at Austin.

The particular experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Habachy should serve as a director include his extensive experience in the oil and gas industry, including serving on the boards of private oil and gas exploration and production companies, and his serving as a managing director at Warburg makes him uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

David S. Habachy Independent Director Age: 49 Director Since: 2022
Board Committees:

2025 PROXY STATEMENT

Richard E. Harris began his corporate career in 1981, joining The Standard Oil Company of Ohio (“SOHIO”) in the Treasury Department. SOHIO was acquired by British Petroleum plc (“BP”) in 1987. Mr. Harris continued to be assigned challenging positions with increasing responsibility within BP Finance and BP America Finance. Mr. Harris’ achievements earned him a two year assignment in Belgium as a member of a team charged with integrating finance functions across Europe into BP Oil Europe in Brussels. In 1995, Mr. Harris left BP to join Compaq Computer Corporation in a newly created position where Mr. Harris developed and enhanced the company’s global capabilities in corporate finance, financial planning, M&A pre-close analysis and post close evaluation as well as global treasury management. Compaq promoted Mr. Harris to Assistant Treasurer, Global Treasury in 1999.
In 2003, Mr. Harris joined Cummins Inc.’s executive team as Vice President, Treasurer and led initiatives to develop best in class global treasury processes and procedures. Mr. Harris was also secretary of the Finance Committee of the Cummins Board of Directors and collaborated with the Board members on a frequent basis. Mr. Harris established a world class global treasury organization which supported the Cummins’ businesses in 198 countries worldwide. Mr. Harris was promoted to Vice President, Chief Investment Officer in 2008. Mr. Harris’ team successfully developed, implemented and provided oversight for processes to source, evaluate, and execute the company’s strategic acquisitions, investments, and joint ventures. In 2015, Mr. Harris retired to Austin, Texas. In February, 2022, Mr. Harris joined the Board of Directors of Longhorn Village, a private senior living facility in Austin, TX. Mr. Harris received a Bachelor of Science in Mathematics and Master of Business Administration from John Carroll University.
Subsequent to Mr. Harris’ appointment to the Board in 2020, he joined the board of directors of BPH Holding Co. Inc. (“BPH”) and its Austin, Texas subsidiary, Longhorn Village. BPH is a not-for-profit company that focuses on the development and management of senior living communities in Texas. Mr. Harris currently serves on the strategic planning committee of the BPH Board.
The particular experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Harris should serve as a director include his significant worldwide business experience; and his prior executive and Board experience.

Richard E. Harris Independent Director Age: 72 Director Since: 2020
Board Committees:

RING ENERGY

Thomas L. Mitchell is a strategic finance leader with a record of driving growth in energy business models as the chief financial officer of both large and small companies in the oil and gas industry. He has had a career of strong Fortune 500 experience with exploration and production companies, and broad energy exposure with offshore drilling and midstream gathering and marketing companies. In his last position as EVP and Chief Financial Officer of Devon Energy Corporation (NYSE:DVN) from 2014 to 2017, Mr. Mitchell led the finance and business development organizations, and also helped the company successfully strengthen its asset quality through strategic acquisitions. Previously, Mr. Mitchell served as EVP and Chief Financial Officer and a member of the board of directors of Midstates Petroleum Company (now NYSE:AMPY), a private equity-funded exploration and production company. While there, Mr. Mitchell helped lead the initial public offering listing of the company on the New York Stock Exchange in 2012. From November 2006 to September 2011, Mr. Mitchell was the Senior Vice President, Chief Financial Officer of Noble Corporation (NASDAQ:NEBLQ), a publicly-held offshore drilling contractor for the oil and gas industry.
Following his formal education, Mr. Mitchell began his career in public accounting with Arthur Andersen & Co. where he practiced as a CPA (currently inactive), then, in 1989 entered the oil and gas industry at Apache Corporation (NYSE:APA) where he spent eighteen years in various finance and commercial roles, the last being Vice President and Controller.
Mr. Mitchell currently serves on the board of EPIC Midstream Holdings GP, LLC, a private midstream crude and NGL infrastructure company. He previously served on the board of directors of Hines Global REIT, Inc., a public real estate investment trust, Sundance Energy, Inc. (OTC MKTS:SNDEQ), a public exploration and production company, and EnLink Midstream Partners, LP and EnLink Midstream, LLC (NYSE:ENLC). Mr. Mitchell graduated from Bob Jones University with a B.S. in Accounting.
The particular experience, qualifications, attributes, and skills that led our Board to conclude that Mr. Mitchell should serve as a director include his significant financial background; his public accounting experience; his prior performance of chief financial officer functions for both public and private companies; and his board experience.

Thomas L. Mitchell Independent Director Age: 64 Director Since: 2020
Board Committees:

2025 PROXY STATEMENT

Carla Tharp has served as CEO of Apoyar Energy, an upstream oil and gas exploration and production company focused on international assets since February 2025. From January 2024 to February 2025, she was President of CT Tharp & Co., an independent consulting firm concentrating on global acquisitions and divestitures. From January 2020 to February 2024, Ms. Tharp served in multiple positions at APA Corporation (formerly Apache Corp.), including as Vice President of New Business & Commercial, Vice President of Corporate Development and Vice President of Reserves, leading multi-disciplinary teams. From January 2019 to January 2020, she was a Managing Director of Energy Investment Banking at Raymond James. From February 2018 to May 2019, she was Director of Acquisitions and Divestitures at Citi Global Markets. From June 2012 to May 2016, she was Director of Mergers and Acquisitions at Lantana Energy Advisors. Ms. Tharp graduated from Texas A&M University with a B.S. in Petroleum Engineering before working as a reservoir engineer in transactions and reserves reporting, senior and mezzanine debt finance and in a private equity portfolio company. She is a licensed professional engineer in Texas and has held Series 79 and 63 FINRA licenses.
Carla is on the Board of Directors for the Houston Producers Forum, the Texas A&M University Petroleum Ventures Program as well as the ADAM Houston, ADAM Permian and ADAM Rockies, Acquisitions, Divestitures and Mergers (ADAM) groups.
The particular experience, qualifications, attributes, and skills that led our Board to conclude that Ms. Tharp should serve as a director include her significant financial background; deep technical expertise in oil and gas operations and reserves; and her extensive experience in banking.

Carla Tharp Age: 61

BOARD RECOMMENDATION ON PROPOSAL
The Board unanimously recommends a vote FOR the election of each of the director nominees named above. The management proxy holder will vote all properly submitted proxies FOR election of each director unless properly instructed otherwise.

RING ENERGY
CORPORATE GOVERNANCE AND OUR BOARD
CORPORATE GOVERNANCE HIGHLIGHTS

RELATING TO THE BOARD
✓ Annual elections of the entire Board	✓ Dedication to continuing director education
✓ Majority independent directors	✓ Dedication to diversity on the Board
✓ Annual evaluations of the Board, each committee, and each director	✓ Designated Lead Independent Director
✓ Insider trading policy that prohibits hedging, pledging, and margin transactions in Company securities	✓ Board committees comprised entirely of independent directors
✓ Maintains corporate governance guidelines	✓ Board oversees environmental, social, and governance practices
✓ Annual say-on-pay vote	✓ Board oversees succession planning for the CEO and executive officer positions
✓ Director overboarding policy	✓ Adopted stock ownership guidelines for officers and directors

RELATING TO STOCKHOLDER RIGHTS
✓ Equal voting rights among all stockholders	✓ All stockholders entitled to vote on all director nominees
✓ Ability of stockholders to call a special meeting (at a 10% threshold)	✓ No poison pill or similar plan
✓ Ability of stockholders to act by written consent	✓ No supermajority voting requirements

We maintain a corporate governance section on our website that contains copies of the charters for the committees of our Board. The corporate governance section may be found at https://ringenergy.com/investors/corporate-governance. The charters for each of the Board’s committees will be provided to any person without charge, upon request. Requests may be directed to Ring Energy, Inc., Attention: Phillip B. Feiner, Corporate Secretary, Senior Vice President and General Counsel, 1725 Hughes Landing Blvd., Suite 900, The Woodlands, TX 77380, or by calling (281) 397-3699.
Also available on our website under the corporate governance section or the sustainability section are copies of our Corporate Governance Guidelines, Code of Ethics, Code of Business Conduct and our 2024 ESG Sustainability Report. We have adopted a Code of Ethics that applies to our Chief Executive Officer, Executive Vice Presidents, Chief Financial Officer and Senior Vice Presidents as well as the principal accounting officer or controller, or persons performing similar functions, to ensure high standards of ethical conduct and fair dealing. Our 2024 ESG Sustainability Report discusses a wide range of our business practices and procedures designed to help promote workplace safety, health of our stakeholders, sound environmental practices, protection of human rights, and honest and ethical conduct. The Code of Business Conduct covers standards for professional conduct, including, among others, conflicts of interest, insider trading, protection, proper use of confidential information and Company assets, and compliance with the laws and regulations applicable to the Company’s

2025 PROXY STATEMENT
business. Finally, we have adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities.
The information on, or that can be accessed through our website, is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement.
OUR BOARD
Our Board currently consists of seven members. Our Articles of Incorporation and Bylaws provide for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified.
Our Board held eleven meetings during the fiscal year ended December 31, 2024. During the fiscal year ended December 31, 2024, no directors attended fewer than 75% of the total number of meetings of our Board and committees on which that director served.
We encourage, but do not require, our directors to attend our annual meetings of stockholders. At our last annual meeting of stockholders, seven members of our Board attended either in person or by video conference participation.
BOARD LEADERSHIP STRUCTURE
The Chairman of the Board is selected by the members of the Board. Our Board does not have a policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. Currently, the positions of Chairman of the Board and Chief Executive Officer are held by Paul D. McKinney. The Board has determined that the current structure is effective in allowing Mr. McKinney to draw on his knowledge of the operations of our business and industry developments to provide leadership on the broad strategic issues considered by the Board. At the same time, the appointment of a Lead Independent Director with clearly defined responsibilities and authority, along with the Board’s fully independent committees and substantial majority of independent directors, establishes an effective balance between management leadership and appropriate oversight by independent directors. Anthony B. Petrelli currently serves as the Lead Independent Director. Periodically, our NESG Committee assesses these roles and the board leadership structure to ensure the interests of Ring and its stockholders are best served.
LEAD INDEPENDENT DIRECTOR
In 2021, we amended our Bylaws to provide for the election of a Lead Independent Director.
Duties of the Lead Independent Director
■Presides at all meetings of the Board at which the Chairman is not present and all executive sessions of the independent directors;
■Acts as advisor to CEO and direct liaison between CEO and non-employee directors;
■Plans, reviews, and approves Board meeting agendas and information presented to the Board;
■Calls meetings of the independent directors as appropriate;
■Contributes to annual CEO performance review and assists with succession planning;

RING ENERGY
■Consults the NESG Committee on the Board’s evaluation process;
■Consults with the Audit Committee regarding internal controls and audit matters;
■Consults with the Compensation Committee regarding CEO, executive and employee compensation;
■Participates in consultations and direct communication with major stockholders and their representatives when appropriate; and
■Performs such other duties as the Board may determine from time to time.
Key Attributes of the Lead Independent Director
The Lead Independent Director is selected from among the independent directors. The NESG Committee and management discuss candidates for the Lead Independent Director position, and consider many of the same types of criteria as candidates for the chair of other Board committees including:
■Tenure;
■Previous service as a Board committee chair;
■Diverse experience;
■Participation in and contributions to activities of the Board; and
■Ability and willingness to commit adequate time to the role.
ANNUAL BOARD EVALUATION
The NESG Committee is responsible for the Board evaluation process. In each fiscal year, the NESG Committee requests that the chairman of each committee report to the full Board about such committee’s annual evaluation of its performance and evaluation of its charter. In addition, the NESG Committee receives comments from all directors and reports to the full Board with an assessment of the Board’s and management’s performance each fiscal year. In conducting its annual evaluation, our Board has utilized written questionnaires to solicit feedback on committee and board effectiveness, agenda topics and materials, appropriate delegation of issues to committees, and the appropriateness of board and committee materials. The NESG Committee’s review process also includes an annual director self-evaluation that prompts each director to reflect and comment on his or her own individual performance and contributions to the Board and the Company.
DIRECTOR ORIENTATION AND CONTINUING EDUCATION
Our Board takes measures as it deems appropriate to ensure that its members may act on a fully informed basis. The NESG Committee reviews general education and orientation for our directors. Newly appointed directors are required to become knowledgeable about the responsibilities of directors for publicly traded companies. In addition, we provide our directors with information regarding changes in our business and industry as well as the responsibilities of the directors in fulfilling their duties. The Board frequently invites consultants and counsel to provide updates on developments in Board meetings throughout the year.
BOARD INDEPENDENCE
As required under the listing standards of the NYSE American, a majority of the members of our Board must qualify as independent, as affirmatively determined by our Board. The standards relied upon by the Board in

2025 PROXY STATEMENT
determining whether a director is “independent” are those set forth in the rules of the NYSE American. The NYSE American generally defines the term “independent director” as a person other than an executive officer or employee of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Because the Board believes it is not possible to anticipate or provide for all circumstances that might give rise to conflicts of interest or that might bear on the materiality of a relationship between a director and the Company, the Board has not established specific objective criteria, apart from the criteria set forth in the NYSE American rules, to determine “independence.” In addition to the NYSE American criteria, in making the determination of “independence”, the Board considers such other matters including, without limitation, (i) the business and non-business relationships that each director has or may have had with the Company and its other directors and executive officers, (ii) the stock ownership in the Company held by each such director, (iii) the existence of any familial relationships with any executive officer or director of the Company, and (iv) any other relevant factors which could cause any such director to not exercise his independent judgment. Our NESG Committee evaluated all relevant transactions and relationships between each director then on the Board, and any of his or her family members, and the Company, senior management, and independent registered accounting firm. Based on this evaluation and the recommendation of our NESG Committee, our Board determined that Anthony B. Petrelli, Regina Roesener, Richard A. Harris, John A. Crum, Thomas L. Mitchell and David S. Habachy were independent directors, as that term is defined in the listing standards of the NYSE American. Paul D. McKinney is not independent. The Board determined that Carla Tharp will be independent when she joins the Board.
Family Relationships and Involvement in Legal Proceedings
All directors and nominees for director of the Company are United States citizens. There are no family relationships between any of our directors or nominees for director and our executive officers. In addition, there are no other arrangements or understandings between any of our directors or nominees for director and any other person pursuant to which any person was selected as a director or nominee for director.
BOARD RISK ASSESSMENT AND CONTROL
The Board considers risk oversight and management to be an integral part of its role. Our risk management program is overseen by our Board and its committees, with support from our management. Our Board utilizes an enterprise-wide approach to oil and gas industry risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is a thorough understanding of the risks the Company faces, understanding of the level of risk appropriate for our Company, and the steps needed to manage those risks effectively. The involvement of all members of the Board in setting our business strategy is a key part of their overall responsibilities and, together with management, determines what constitutes an appropriate level of risk for our Company. Our Board believes that its practice of including all members of our management team in our risk assessments allows the Board to more directly and effectively evaluate management capabilities and performance, more effectively and efficiently communicate its concerns and wishes to the entire management team and provides all members of management with a direct communication avenue to the Board.
While our Board has the ultimate oversight responsibility for the risk management process, the committees of our Board also have responsibility for specific risk management activities. In particular, the Audit Committee focuses on financial risk management, including internal controls, and oversees compliance with regulatory requirements.

RING ENERGY
In setting compensation, the Compensation Committee approves compensation programs for the officers and other key employees to encourage an appropriate level of risk-taking behavior consistent with our business strategy and performance. Our Board has delegated oversight of matters related to cybersecurity and the security of information technology systems to the Audit Committee.
INSIDER TRADING POLICY
Our Board has adopted an Insider Trading Policy governing the purchase, sale, and other dispositions of the Company's securities by employees and directors that the Company's believes is reasonably designed to promote compliance with federal and state securities laws, and applicable listing standards of the NYSE American. The policy prohibits certain persons who are aware of material non-public information about the Company from: (i) trading in securities of the Company; or (ii) providing material non-public information to other persons who may trade on the basis of that information. When material non-public information about us may exist and may have an influence on the marketplace, a trading blackout period is placed in effect by management. In addition, our Insider Trading Policy also applies to family members, other members of a person’s household, and entities controlled by a person covered by this Insider Trading Policy. Officers, directors, and designated employees, as well as the family members and controlled entities of such persons, may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction.
Under the Insider Trading Policy, directors, executive officers and other employees are prohibited from entering into any hedging or monetization transactions relating to our securities or otherwise trading in any instrument relating to the future securities’ price. Our Insider Trading Policy also prevents directors and executive officers from pledging our securities as collateral for loans or holding our securities in a margin account.

It is also the policy of the Company to comply with all applicable securities laws and applicable listing standards of the NYSE American when transacting in its own securities. The Insider Trading Policy and related procedures are included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024.

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BOARD COMMITTEES
Our Board has established three standing committees, the composition and responsibilities of which are briefly described below. Our Board may establish other committees from time to time to facilitate our management.

Audit Committee	Compensation Committee	Nominating, Environmental, Social, and Governance Committee

Our Board has determined that the Compensation Committee, the Audit Committee, and the Nominating, Environmental, Social, and Governance Committee are comprised entirely of independent directors as required under the listing standards of the NYSE American and applicable rules and requirements of the SEC, including the heightened “independence” standard required for members of the Audit Committee. The Board may delegate certain duties and responsibilities to the committees it establishes.

NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING, ENVIRONMENTAL, SOCIAL, AND GOVERNANCE COMMITTEE
Paul D. McKinney
Anthony B. Petrelli
John A. Crum
David S. Habachy
Richard E. Harris
Thomas L. Mitchell
Regina Roesener (1)
Chair Member
(1) Ms. Roesener has notified the Board of her decision to retire from the Board effective April 14, 2025.
AUDIT COMMITTEE
Pursuant to its charter, the Audit Committee’s principal functions are as follows:
■Oversee the quality, integrity and reliability of our financial statements and other financial information we provide to any governmental body or the public;
■Select, hire, and oversee our independent registered public accounting firm and to approve the compensation paid to our independent registered public accounting firm;
■Oversee our independent auditor’s qualifications, independence, and performance;

RING ENERGY
■Oversee our compliance with legal and regulatory requirements;
■Oversee our internal audit function, including oversight of our internal controls regarding finance, accounting, legal compliance and ethics;
■Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;
■Assess matters related to risk, risk controls and compliance;
■Produce the Audit Committee Report for inclusion in our annual proxy statement; and
■Perform such other functions our Board may assign to the Audit Committee from time to time.
During the 2024 fiscal year, the Audit Committee was initially comprised of Messrs. Woodrum, Harris, Mitchell, and Petrelli, and Ms. Roesener, with Mr. Woodrum acting as the Chair. Mr. Woodrum retired from our Board after the 2024 Annual Stockholder's Meeting. From May 23, 2024 through the remainder of 2024, the Audit Committee was comprised of Ms. Roesener and Messrs. Harris, Petrelli, Habachy and Mitchell, with Mr. Mitchell acting as the Chair. Our Board has determined that each of Ms. Roesener and Messrs. Mitchell, Petrelli, Woodrum and Harris meet the requirements of an “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the SEC.
The Audit Committee met six times during the fiscal year ended December 31, 2024. At each meeting, the Audit Committee was given the opportunity to meet in executive session separately with and our independent registered public accounting firm without management present.
COMPENSATION COMMITTEE
Pursuant to its charter, the Compensation Committee’s principal functions are as follows:
■Make recommendations regarding the compensation of the Chief Executive Officer;
■Approve, after considering the recommendation of the CEO, the compensation of the named executive officers;
■Review our compensation practices and policies to ensure that they provide appropriate motivation for corporate performance and increased stockholder value;
■Oversee the administration of the Company’s stock and incentive compensation programs;
■Make recommendations to the Board regarding the adoption, amendment, or termination of equity compensation programs;
■Approve the adoption, amendment, and termination of incentive compensation and deferred compensation programs for our employees;
■Oversee the administration of our compensation plans and programs for employees and non-employees and directors;
■Periodically review human resource issues relating to the Company’s policies and practices with respect to workforce diversity and equal employment opportunities;

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■Annually review a risk assessment of the Company’s compensation policies and practices; and
■Perform such other functions as the Board may assign to the Compensation Committee from time to time.
The compensation of our Chief Executive Officer is determined by the Compensation Committee (in a proceeding in which the Chief Executive Officer does not participate). Compensation for all other officers is recommended by the Chief Executive Officer for determination by the Compensation Committee.
The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Compensation Committee. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board, consultants or advisors, and such other persons as the Compensation Committee or its Chair may determine.
The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer, or executive officer compensation, including employment contracts and change in control provisions. The Compensation Committee has the sole authority to approve any consultant’s fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants. The Compensation Committee retained an independent compensation consultant for the fiscal year ended December 31, 2024.
During the 2024 fiscal year, the Compensation Committee was initially comprised of Messrs. Crum, Woodrum, Mitchell, Petrelli, and Habachy, with Mr. Crum acting as the Chair. Mr. Woodrum retired from the Board prior to the 2024 Annual Stockholder's Meeting. From May 23, 2024 through the remainder of 2024, the Compensation Committee was comprised of Messrs. Mitchell, Petrelli, Habachy and Crum, with Mr. Crum continuing his role as the Chair. The Compensation Committee held four meetings during the fiscal year ended December 31, 2024.
NOMINATING, ENVIRONMENTAL, SOCIAL AND GOVERNANCE COMMITTEE
Pursuant to its charter, the NESG Committee’s principal functions are as follows:
■Identify and recommend qualified candidates to the Board for nomination as members of the Board and its committees;
■In the event there is a vacancy on the Board, identify individuals that the NESG Committee believes are qualified to become directors in accordance with the Board membership criteria set forth in the committee’s charter;
■Evaluate stockholder nominees for director submitted in accordance with our Bylaws;
■Periodically review with the Board the appropriate size of the Board and the requisite skills and characteristics of its members;
■Review the Board’s committee structure and recommend to the Board the appointment of committee members and chairs;
■Develop and recommend to the Board corporate governance principles and policies applicable to the Company;

RING ENERGY
■Develop and recommend to the Board standards to be applied in making determinations on the types of relationships that constitute material relationships between the Company and a director for purposes of determining director independence;
■Review and recommend to the Board proposed changes to the Company’s Articles of Incorporation and Bylaws;
■Overseeing ESG policies, performance and disclosure, as well as developing recommendations for the Board on emerging issues related to our industry; and
■Perform such other functions as the Board may assign to the NESG Committee from time to time.
During the 2024 fiscal year, the NESG Committee was initially comprised of Messrs. Crum, Habachy, Harris, and Petrelli, and Ms. Roesener acting as Chair. From May 23, 2024 through the remainder of 2024, the NESG Committee was comprised of Messrs. Crum, Harris, Petrelli and Ms. Roesener, with Ms. Roesener as Chair. The NESG Committee met three times during the fiscal year ended December 31, 2024.
DIRECTOR NOMINATIONS AND QUALIFICATIONS
Under its charter, the NESG Committee identifies qualified candidates to serve as Board members as necessary to fill vacancies or the additional needs of the Board, and reviews and evaluates candidates recommended by our stockholders. The NESG Committee considers qualified candidates from several sources, including stockholder nominations. The NESG Committee may, but has not, retained an outside consultant to evaluate or assist in identifying or evaluating potential director candidates.
Any stockholders who would like to propose a nominee to the Board should submit such proposed nominee for consideration by the NESG Committee, including the proposed nominee’s qualifications, to Ring Energy, Inc., Attention: Mr. Phillip B. Feiner, Corporate Secretary, Senior Vice President and General Counsel, 1725 Hughes Landing Blvd., Suite 900, The Woodlands, TX 77380. Stockholders who meet certain requirements specified in our Bylaws may also nominate candidates for inclusion in our proxy materials for an annual meeting as described in “Stockholder Proposals and Director Nominations for the 2026 Annual Meeting.” There are no differences in the manner in which the NESG Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the incumbent directors.
Whether nominated by a stockholder or through the activities of the NESG Committee, the NESG Committee seeks to select candidates who have distinguished records of leadership and success in their area of activity and who will make substantial contributions to our Board operations and effectively represent the interests of our stockholders.
The NESG Committee’s assessment of candidates includes, but is not limited to, consideration of: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment, and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence, and adherence to high ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as the Company’s industry, and in general, business, technology, finance and accounting, marketing, international business, government, and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation, and attendance at all meetings. A director’s qualifications in light of these criteria are considered at least each time the director is re-nominated for Board membership. The Committee also evaluates whether the candidate’s skills are complementary to the existing Board members’ skills, the Board’s needs for particular expertise in fields such as business, technology, financial,

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marketing, governmental, or other areas of expertise, and assess the candidate’s impact on Board dynamics and effectiveness. The Committee selects candidates that best suit the Board’s current needs and recommends one or more of such individuals to the Board. Our membership criteria and a rigorous selection process help ensure that candidates recommended to the Board will effectively represent the best interests of our stockholders.
BOARD OF DIRECTORS DIVERSITY
The Board encourages a diversity of backgrounds among its members; however, it does not have a formal diversity policy with regard to the consideration of diversity in identifying director nominees. The Board considers candidates with significant direct or indirect energy industry experience that will provide the Board as a whole with the talents, skills, diversity, and expertise to serve the long-term interests of the Company and our stockholders.
COMMUNICATIONS WITH OUR BOARD
Stockholders desiring to communicate with our Board, the independent directors, or any director in particular, may do so by mail addressed as follows: Attn: Board of Directors, Ring Energy, Inc., 1725 Hughes Landing Blvd., Suite 900, The Woodlands, TX 77380. Our Chief Executive Officer, Chief Financial Officer, or Corporate Secretary review each communication received from our stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the Board (or individual director) if the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter or the communication falls within the scope of matters generally considered by our Board.

RING ENERGY
EXECUTIVE OFFICERS
The following table sets forth the names, ages, and positions of our current executive officers as of April 11, 2025:

Alexander Dyes joined Ring in October 2020. He has served as an Executive Officer of the Company since December 2020. From December 2020 to February 2025, his title was Executive Vice President of Engineering and Corporate Strategy. In March 2025, his title was changed to Executive Vice President, Chief Operations Officer. In this role, Mr. Dyes continues to be responsible for all aspects of our oil and gas operations, including production operations and engineering, drilling, business development, corporate reserves, information technology and subsurface engineering, without any material changes to his responsibilities or duties. He also plays a key role in corporate planning and strategy and is a member of the Company’s Management Cybersecurity Committee.

With over 18 years of industry experience including oilfield operations, reservoir engineering, economic evaluation, capital allocation, risk assessment, strategic planning, and business development, Mr. Dyes possesses a comprehensive background and hands-on experience in both conventional and unconventional plays across many of the major active U.S. basins. Prior to Ring Energy, Mr. Dyes served as Vice President - A&D at Sandridge from May 2019 to June 2020. Prior to Sandridge, he worked at Yuma Energy, Inc. from late 2014 to early 2019 where he served as Vice President of A&D/Engineering. He began his career at Apache Corporation and worked in various roles of increasing responsibility from 2007 to 2014 including his last role as a lead asset Senior Reservoir Engineer in Apache's Permian Region.

Throughout his career, Mr. Dyes has successfully led multi-disciplinary teams focused on uncovering growth opportunities, optimizing development programs, and enhancing operational efficiency to reduce costs and improve returns. Recognized as a recipient of the Oil & Gas Investor Hart Energy's 2022 Class of Forty under 40, Mr. Dyes is bilingual in Spanish and brings a multicultural perspective, having been born and raised in Bogotá, Colombia.

Mr. Dyes received a Bachelor of Science degree in Petroleum Engineering from the University of Texas at Austin with a minor in Business Foundations from McCombs School of Business.

Alexander Dyes Executive Vice President, Chief Operations Officer Age: 40

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Phillip Feiner joined Ring in July 2024. Mr. Feiner served as the General Counsel for Nacero Inc., a renewable fuels company, from 2021- 2024 with the responsibility for negotiation of all FEED and offtake contract negotiations for the Company's processing facility in West Texas. Prior to Nacero, Phillip served as General Counsel for HSB Solomon Associates, a global consulting and benchmarking firm serving the upstream, midstream, and downstream energy space. From 2011 to 2019, Mr. Feiner was employed at Kosmos Energy as Assistant General Counsel from 2011-2013 supporting the company's IPO and corporate group. in 2013 he was promoted to Vice President, Legal and HR. In 2017, Mr. Feiner was promoted to Vice President and Deputy General Counsel, during which time he supported the acquisition of the company's assets in Equatorial Guinea and was later seconded into the Equatorial Guinea joint venture as an expat to serve as the acting General Counsel. Prior to Kosmos Energy, Phillip served as Vice President and General Counsel for Cano Petroleum, an oil and gas operator in the Texas Panhandle.

Mr. Feiner received a B.A. degree from the University of North Carolina at Wilmington, with honors and a juris doctorate degree from Wake Forest University School of Law, where he was selected as a member of The Order of Barristers. Mr. Feiner is a licensed to practice law in Texas and North Carolina.

Phillip B. Feiner Senior Vice President, General Counsel & Corporate Secretary Age: 51

James Parr joined Ring in November 2024. Prior to joining Ring, from June 2022 to November 2024, Mr. Parr served as Vice President, Global New Ventures for Woodside Energy, where he was responsible for core exploration and business development activities worldwide while also supporting upstream M&A. Preceding BHP’s merger with Woodside in 2022, Mr. Parr served as Head of Growth, Petroleum for BHP Petroleum from 2021. Mr. Parr served as Director of International Exploration for Anadarko Petroleum Corporation from 2018 until acquisition by OXY at the end of 2019. From 2011 to 2018, Mr. Parr was Vice President, International New Ventures and Gulf of Mexico for APA (formerly Apache) Corporation. Before joining Apache, from 2004 to 2011, Mr. Parr served as Director, Exploration and Business Development for Cabot Oil & Gas Corporation after serving in several roles of increasing responsibility with Anadarko, ARCO and BP.

Mr. Parr earned a B.S. degree in Geological Sciences (Honors) from the University of Aston (Birmingham, England) followed by doctoral studies in Earth Sciences at the University of Cambridge (Cambridge, England). Additionally, Mr. Parr has participated in executive management programs at Thunderbird School of Executive Management (Arizona State University), Wharton Business School (University of Pennsylvania), and Cox School of Business (Southern Methodist University in Dallas, Texas). Mr. Parr is a Texas Certified Professional Geologist (#5600).

James J. Parr Executive Vice President, Chief Exploration Officer Age: 64

RING ENERGY

Travis T. Thomas joined Ring in October 2020 and was promoted to Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer in March of 2021. He is responsible for all financial, accounting, reporting, and treasury functions of the Company. He is also a member of the Management Cybersecurity Committee and spearheads the risk management aspects of the Company including commodity risk management and insurance.

Prior to Ring Energy, he held the position of Executive Vice President, Treasurer and Chief Accounting Officer of Paradox Resources, LLC, a private exploration, development and production company focused on the Paradox Basin of Utah and Colorado with complementary midstream assets. Prior to Paradox, Mr. Thomas served as Vice President of Finance/Controller with Yuma Energy, Inc. from February 2016 through February 2019. From March 2012 through January 2016, he held a variety of financial management roles at New Prospect Company, an oil and gas consulting firm specializing in wellsite supervision, engineering, energy services and construction, and was named Vice President of Finance in June 2015. Prior to New Prospect, Mr. Thomas held similar financial roles at Highland Oil and Gas and Equity Associates, Inc.

Mr. Thomas currently sits on the Board of Directors of the Houston Energy Finance Group.
Mr. Thomas holds a Bachelor of Business Administration degree with a major in finance from the Red McCombs School of Business at the University of Texas at Austin.

Travis T. Thomas Executive Vice President, Chief Financial Officer, & Treasurer Age: 46

Shawn Young joined Ring Energy in 2022 as Production Engineering Manager, and was promoted to Vice President of Operations effective July 2024. Prior to Ring, Mr. Young most recently served as Vice President – East Texas & Rockies Business Unit Lead for Legacy Reserves Inc./Revenir Energy (“Legacy”) and joined Legacy as Engineering Manager in 2013. Prior to Legacy, Mr. Young served in operations engineering and operations management roles for Legado Resources, an Encap backed private equity company, since 2008. From 2005 to 2008, Mr. Young was with Henry Petroleum, a Permian Basin based private company, where he worked in both engineering and operations management roles. Prior to that, Mr. Young spent 15 years with Anadarko Petroleum Corporation (“Anadarko”) where he worked in various engineering and engineering/operations management roles throughout Anadarko’s U.S. onshore assets. Mr. Young received a Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines.

Shawn Young Senior Vice President, Operations Age: 57

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COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion and Analysis ("CD&A") section describes the compensation program for our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), and the three other most highly compensated executive officers serving at the end of 2024. Collectively, these executive officers are referred to as the Named Executive Officers ("NEOs").

NAME	PRINCIPAL POSITION
Paul D. McKinney	Chief Executive Officer and Chairman of the Board
Travis T. Thomas	Executive Vice President, Chief Financial Officer, & Treasurer
Stephen D. Brooks (1)	Former Executive Vice President of Land, Legal, Human Resources and Marketing
Marinos C. Baghdati (1)	Former Executive Vice President of Operations
Alexander Dyes	Executive Vice President, Chief Operations Officer
Phillip B. Feiner (2)	Senior Vice President, General Counsel & Corporate Secretary
Shawn Young (3)	Senior Vice President, Operations
LEADERSHIP TRANSITIONS
(1) Mr. Brooks retired from the Company on July 1, 2024. Mr. Baghdati elected to leave the Company on July 17, 2024.
(2) Mr. Feiner began working at the Company on July 31, 2024 as Vice President, General Counsel. On March 1, 2025, Mr. Feiner was promoted to Senior Vice President, General Counsel & Corporate Secretary.
(3) Mr. Young began working at the Company in September 2022 as Production Engineering Manager. Mr. Young was promoted to Vice President, Operations in July 2024. In March 2025, Mr. Young was promoted to Senior Vice President, Operations.
CD&A SUMMARY
Our executive compensation program is designed to link pay to performance, encourage prudent decision-making and risk management, and create a balanced focus on short-term and long-term performance and stockholder value creation. In the dynamic and competitive environment in which we operate, it is imperative that we maintain an executive compensation program that attracts, motivates and retains highly experienced individuals who are critical to successfully delivering our business plan and yielding industry-leading results.
Our executive compensation program consists of three key elements: (1) base salary, (2) annual cash incentive plan awards and (3) long-term equity incentive awards.
Consistent with our pay-for-performance philosophy, we award a majority of the compensation for our executives in the form of “at-risk” annual incentive plan awards and long-term equity incentive awards that both directly tie our executives’ pay to Company performance and pay out based upon achievement of rigorous performance metrics.
We believe that our compensation program strikes the appropriate balance between short-term and long-term incentives for our management team. Going forward, we remain focused on effective ways to maximize retention

RING ENERGY
and stockholder alignment with the goal of ensuring that our compensation decisions align with investor expectations. In that regard, we expect to continue our practice of delivering a significant portion of our executives’ overall compensation in the form of long-term equity incentive awards, which we believe are a critical tenet of our pay-for-performance philosophy and align our executives’ interests with those of our stockholders.
2024 Business Highlights
2024 was another strong delivery year for Ring Energy. We remained focused on increasing long-term value for our stockholders by achieving the following key operating and financial metrics: (1) $67.5 MM of Net Income; (2) $233.3 MM of Adjusted EBITDA; (3) $43.6 MM in Adjusted Free Cash Flow; (4) $194.4 MM Net Cash from operational activities; (5) 19,648 BOE of net sales per day; (6) $10.89 of LOE per Boe; (7) the Company increased production (BOE per day) by 8% over 2023; (8) Drilled 43 wells; and (9) Paid down $40 MM in debt on the Company's credit facility.
2024 Key Compensation Decisions
We believe our executive compensation program provides effective incentives to our named executive officers to lead the Company to achieve industry-leading strategic, financial and operational performance and to position the Company for future value creation for our stockholders. With the help of its external, independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), our Compensation Committee carefully considered the relevant external and internal economic and business factors affecting named executive officer pay for 2024.
Our Compensation Committee awarded the majority of named executive officer compensation opportunity in the form of “at-risk”, performance-based compensation. This strategy recognizes the evolution of the Company, the volatile state of the oil and gas industry, and the competitive market for talented executives. Through this strategy, our named executive officers remain strongly aligned with the long-term interests of our stockholders.
After a comprehensive review and evaluation of our executive compensation program, the Compensation Committee made the following key executive compensation decisions for 2024, all of which were focused on strong performance accountability that directly links pay with performance, while ensuring that we remain competitive for attracting and retaining key talent.
■Base Salaries: In early 2024, the Compensation Committee reviewed the base salaries paid to each of our named executive officers and determined to increase each of their base salaries to further align them with their industry peers.
■Annual Cash Bonuses: Following the end of the 2024 performance year, based on the Company’s achievement of certain key performance indicators ("KPIs"), we awarded 2024 annual cash bonuses to our named executive officers at 136% target performance levels. See “Annual Incentive Plan” below for more details.
■Annual Equity Awards: In February 2024, consistent with the Compensation Committee’s historical pay for performance philosophy, we granted approximately 60% of our named executive officers’ equity incentive awards in the form of performance-vesting restricted stock unit (“PSU”) awards, with approximately the remaining 40% granted in the form of service-vesting restricted stock unit (“RSU”) awards. See “Equity-Based Long-Term Incentive Compensation – PSU Awards and RSU Awards” below for more details. Additionally, the Compensation Committee elected to reduce the quantum of the NEO's equity awards by utilizing an above-market grant price to size the award, which served to align with the Company's

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stockholders, minimize dilution, and preserve shares in the 2021 Plan. This resulted in a 41% reduction in NEO and director equity compensation for 2024.

OVERVIEW OF EXECUTIVE COMPENSATION
In 2024, our compensation programs were designed to continue aligning our management team and employees with our strategic focus on generating free cash flow, maintaining production levels and reserves, strengthening the balance sheet by paying down debt and delivering long-term stockholder value. During 2024, our compensation programs included:

■Base Salary – Base salary is the principal fixed component of our compensation program and has historically been reviewed in the first quarter of each year.
■Annual Non-Equity Incentive Plan – The Annual Incentive Plan (“AIP”) is designed to focus employees on achieving strategic and measurable financial, operational, and Health, Safety and Environmental (“HSE”) performance goals established by the Board thereby incentivizing the achievement of the Company’s most important priorities.
■Long-term Equity Incentive Plan – The Long-term Incentive Plan (“LTIP”) is designed to directly align executive management and senior level employees with stockholder outcomes and the long-term financial success of the Company.
■Competitive Total Compensation – Total executive compensation was benchmarked to a peer group of similarly-sized energy companies with the assistance of an independent compensation consultant.
■Performance-Based Compensation – Our compensation program places a substantial portion of the total compensation opportunity at-risk and contingent on Ring achieving financial and operational outcomes and delivering peer-leading returns and stock price performance. 83% of CEO target compensation is incentive-based – with 57% of CEO target compensation linked to short- and long-term performance results.

40%	PSUs with 3-year Performance Period
26%	RSUs with 3-year vesting
17%	Target Annual Cash Bonus
17%	Base Salary

RING ENERGY
ADDITIONAL COMPENSATION POLICY HIGHLIGHTS

WHAT WE DO	WHAT WE DON'T DO
✓ Robust stock ownership guidelines for officers and directors	✗ Provide excessive severance arrangements, single trigger severance benefits, or excise tax gross-ups for change-in-control related termination
✓ Compensation Committee oversight of officer compensation levels, incentive plan goals and other officer compensation matters
✓ Align pay outcomes with achievement of performance goals	✗ Allow employees or directors to hedge Company securities or pledge Common Stock as collateral on a loan
✓ Maintain a clawback policy
✓ Engage an independent compensation consultant that directly advises the Compensation Committee	✗ Provide excessive perquisites
✓ Cap incentive payouts at a maximum amount
✓ Monitor compensation-related risk for excessive risk taking potential	✗ Permit repricing of stock options without stockholder approval
✓ Engage stockholders on officer compensation matters
EXECUTIVE COMPENSATION PHILOSOPHY
Our executive compensation program is designed to achieve the following objectives:
■Emphasize pay for performance, in which Company and individual performance against preset goals are linked to the amount of compensation realized by a NEO;
■Attract and retain a qualified and motivated management team by offering industry competitive opportunities and providing the majority of NEO compensation in the form of long-term incentives that vest over a three-year period;
■Incentivize NEOs and appropriately reward them for their contributions to the achievement of our key short-term and long-term strategic objectives with variable compensation;
■Align the compensation of our NEOs with the interests of our long-term stockholders by providing 60% of the long-term incentive mix in the form of performance-based incentives and 40% in the form of service-based RSUs; and
■Sizing NEO equity awards using a higher stock price to manage potential stockholder ownership dilution in a challenging market.
The Compensation Committee believes that cash and equity incentive compensation payouts should align with the Company’s success in achieving financial, operating, and strategic goals. The Committee’s philosophy is that the Company should continue to use long-term incentive compensation such as performance stock units (“PSUs”) and RSUs to align executives’ interests with those of stockholders and should allocate a greater portion of an executive’s compensation to long-term compensation and incentive-based compensation. The Compensation Committee reviews the performance of the Company’s executive officers throughout the year to evaluate the performance of each NEO relative to the performance of the Company, the performance of Ring's stock, and the progress in meeting the Company’s goals and objectives.

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Peer Review, Benchmarking and Compensation Consultant
The Compensation Committee retained compensation advisory services during 2024 from an independent compensation consultant, Meridian, to advise on and help refine the compensation practices of the Company. The Compensation Committee reviewed, evaluated, and benchmarked the compensation practices of the Company versus a “compensation peer group” of companies, which were Amplify Energy Corp., Berry Corporation, Gulfport Energy Corporation, HighPeak Energy, Inc., Mach Natural Resources LP, Magnolia Oil & Gas Corporation, Riley Exploration Permian, Inc., SilverBow Resources, Inc., SM Energy, Talos Energy, Inc., Vital Energy, Inc., and W&T Offshore, Inc., all of which are in the oil and natural gas exploration and production industry. The criteria utilized for determining the peer group are: (1) the same industry; (2) have a comparable enterprise value; (3) similar operational footprint; and (4) similar operational control (i.e. operated versus non-operated assets). The Compensation Committee, with input and advice from Meridian, typically reviews the peer group on an annual basis to ensure it remains appropriate year-over-year. The Compensation Committee considers the Company’s size relative to the peer group when benchmarking compensation relative to the peer group. The Compensation Committee also reviewed and considered oil and gas industry compensation surveys and related materials prepared and provided by Meridian.
Role of Management
The Compensation Committee considers input from our Chief Executive Officer in making determinations regarding our executive compensation program and the individual compensation of each of the NEOs. With the consent of our Compensation Committee, our Chairman and Chief Executive Officer consults with, and considers market-based data prepared by Meridian. The executive officers make recommendations to the Compensation Committee regarding potential objectives for our incentive compensation and provide information to the Compensation Committee regarding the performance of the Company for the Compensation Committee’s certification of the achievement of performance objectives. The Compensation Committee makes the final determination on all elements of NEO compensation.
SAY-ON-PAY AND STOCKHOLDER ENGAGEMENT
On an on-going basis, the Compensation Committee evaluates our compensation policies and practices. As part of that process, the Compensation Committee considers the results of our annual stockholder advisory vote on executive compensation, commonly known as the “say-on-pay” vote. At our 2022 annual meeting, we were disappointed that less than a majority of the stockholder votes cast were in support of the say-on-pay proposal related to the compensation paid to the NEOs in 2021. Thereafter, we initiated extensive stockholder engagement to solicit feedback regarding our executive compensation programs and other related matters. At our 2024 annual meeting, approximately 81% of the votes cast were in support of the say-on-pay vote. While this represented an improvement over the prior year, we believe the approval percentage should be increased further and have refocused our efforts to increase say-on-pay stockholder approval.
Enhanced Stockholder Engagement Process - We continue to interact with our stockholders through a program that communicates with current stockholders, market participants and potential investors in a variety of forums including quarterly earnings discussions, investor conferences and in person investor meetings. One-on-one meetings are requested and held with institutional investors and large stockholders to discuss a variety of topics including our executive compensation programs, financial and operating performance, corporate strategy and

RING ENERGY
ESG. Members of our Board participated in each of these discussions, with certain meetings including members of our senior management.
What We Did - During 2024 and in 2025, we contacted 25 stockholders that beneficially owned approximately 56% and 22% of our outstanding shares of Common Stock, respectively, as of the most recent year ends. We engaged directly with all stockholders who responded to our solicitation of say-on-pay feedback and accepted our invitation for a discussion. Our Lead Independent Director and our Chair of the Compensation Committee, along with members of management, participated in these engagements and we discussed a variety of topics with the stockholders, including management and board composition, risk management, corporate governance, executive compensation, our ESG initiatives and officer succession planning.
What We Heard - During these stockholder engagements in 2024 and in 2025, we continued to hear that institutional investors supported our existing executive compensation programs. Almost all of the stockholders expressed support for our executive compensation programs, observing that these programs drive alignment of executive pay and Company financial performance. With respect to compensation program design, we did not receive any concerns nor were any executive compensation program changes suggested. Many large institutional stockholders determined that to meet with us was not necessary or advisable as they indicated their approval of our executive compensation programs, concluding that they were aligned with stockholder interests.
What We Will Do in the Future - We will continue to engage with our stockholders, market participants and potential investors through 2025 and thereafter to further discuss our executive compensation programs and will continue to take into account the results of future say-on-pay votes, in ensuring that our executive compensation programs are aligned with the interests of our stockholders.
EXECUTIVE COMPENSATION PROGRAM ELEMENTS FOR 2024
Performance Objectives and Goals
As described in more detail below, our current executive compensation program for NEOs includes three major elements: (1) a base salary, (2) cash incentive awards, and (3) equity-based incentive awards.
Base Salaries
The Compensation Committee believes base salary is an integral element of an executive compensation program to provide executive officers with a base level of monthly income. We provide all of our employees, including our NEOs, with an annual base salary to compensate them for their services to the Company.
The base salary of each NEO is reviewed annually, with the salary of the Chief Executive Officer being recommended and approved by the Compensation Committee and the salaries of the other executive officers being determined and approved by the Compensation Committee after consideration of recommendations by the Chairman of the Board and Chief Executive Officer. The Compensation Committee analyzes many factors in its evaluation of our NEOs’ base salary, including the experience, skills, contributions, and tenure of each such officer with the Company and such executive officers’ current and future roles, responsibilities, and contributions to the Company.
Our NEOs received the following annual base salaries in 2024. The Compensation Committee approved increases to base salaries effective as of March 1, 2024 to position NEO base salaries closer to market after reviewing information from Meridian.

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NAME	2024 BASE SALARY RATE ($) (EFFECTIVE 01/01/2024 TO 2/29/2024)	2024 BASE SALARY RATE ($) (EFFECTIVE 3/1/2024 TO 12/31/2024)	PERCENTAGE CHANGE OF BASE SALARY
Paul D. McKinney	$575,000	$610,000	6%
Travis T. Thomas	$350,000	$370,000	6%
Stephen D. Brooks (1)	$350,000	$370,000	6%
Marinos C. Baghdati (1)	$350,000	$370,000	6%
Alexander Dyes	$350,000	$370,000	6%
Phillip B. Feiner (2)	$—	$340,000	N/A
Shawn Young (3)	$285,600	$330,000	16%
(1) Mr. Brooks retired from the Company on July 1, 2024. Mr. Baghdati elected to leave the Company on July 17, 2024.
(2) Mr. Feiner began working at the Company on July 31, 2024 as Vice President, General Counsel. On March 1, 2025, Mr. Feiner was promoted to Senior Vice President, General Counsel & Corporate Secretary.
(3) Mr. Young began working at the Company in September 2022 as Production Engineering Manager. Mr. Young was promoted to Vice President, Operations in July 2024. In March 2025, Mr. Young was promoted to Senior Vice President, Operations.

Annual Incentive Plan
Our Annual Incentive Plan (“AIP”) provides for formulaic annual cash incentive awards based on the achievement of pre-set financial and non-financial objectives (“performance measures”) designed to drive employee performance to support the annual goals and objectives of the Board. The AIP awards are fully at-risk. The AIP awards can vary from 0% to a maximum of 200% of the target AIP award. The target AIP award for each NEO is based on a percentage of the NEO's base salary. The target percentage is established through an analysis of compensation for comparable positions in the Company’s peer group and is intended to provide a competitive level of compensation if the Company achieves the performance measures established by the Compensation Committee. The Compensation Committee develops the performance measures to be used for the AIP awards and discusses the performance measures with the executive officers. The Compensation Committee then sets the performance measures as well as the weighting and performance levels necessary to calculate the AIP awards based on the target AIP for each NEO. For 2024, the Compensation Committee utilized three performance measures for the AIP awards – Net Boe Production (Sales), Internal Rate-of-Return (“IRR”), and Net Lifting Costs.
■Net Boe Production (Sales) was used as a performance measure because proceeds from the sale of our production are essentially all of our revenues, it is a strong indicator of a company’s performance in the E&P industry, and it is widely used by the market to evaluate companies in our industry.
■Internal Rate of Return ("IRR") was used as it is an important measure of a company’s capital discipline and success in operations.
■Net Lifting Costs was used as a financial measure because it is an indicator of a company’s efficiency and ability to control expenses.
The total funding level is then modified up or down based on management’s progress toward achieving certain HSE objectives (the “HSE Objectives Modifier”) established by the Board. These HSE objectives were designed to be an overriding aspect of the entire AIP in 2024. The Compensation Committee reviewed the Company’s progress during 2024 of the HSE objectives. Our corporate culture continues to promote environmental

RING ENERGY
stewardship and the health and well-being of all employees; therefore, the Compensation Committee determined that the HSE objectives were achieved and did not reduce or enhance the payouts for 2024. In 2024, the Company's AIP results yielded a bonus pool of 136% of the AIP target. More information regarding the performance measures, their weightings, and actual results is provided below.

AIP PERFORMANCE MEASURES FOR 2024	WEIGHTING	THRESHOLD	TARGET	MAX	ACTUAL RESULTS	PERFORMANCE FACTOR (2)	FUNDING LEVEL (3)
Net Boe Production (Sales)	50%	5,950,336	6,611,484	7,933,781	7,191,054	144%	72%
IRR (%)	25%	24%	47%	71%	60%	155%	39%
Net Lifting Costs(1) ($/BOE)	25%	$12.05	$10.95	$8.76	$10.89	103%	25%
Total	100%	—	—	—	—	—	136%
HSE Objectives Modifier	100%	N/A	100%	200%	100%		100%
Total Percentage of AIP Target Earned							136%
(1) Net Lifting Costs is calculated as Lease operating expenses, expressed on a barrel of oil equivalent basis.
(2) The payouts for performance levels achieved between the values will be interpolated.
(3) Funding level is calculated as the Weighting multiplied by the Performance Factor.

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Equity-Based Long-Term Incentive Compensation – PSU Awards and RSU Awards
The Compensation Committee intends that long-term equity compensation for our NEOs should be the largest component of their compensation and directly linked to enhancing stockholders’ value. The purpose of granting equity-based compensation is to incentivize and reward the NEOs for the Company’s achievement of its long-term objectives and goals, each individual’s contribution to meeting those goals and to encourage continued dedication and loyalty to the Company by providing NEOs with meaningful amount of Common Stock, the majority of which is considered "at risk" compensation. The quantum of these awards is determined by the Compensation Committee and may be reduced in size to align with our stock performance.
In 2024, the LTIP awards were designed to align executive management and senior level employees with stockholder value and the long-term financial success of the Company. In 2024, we continued to grant LTIP awards with 60% in the form of PSUs and 40% in the form of service-based RSUs.
■PSUs have a three-year performance period (“performance period”) to focus on long-term stockholder returns and financial performance. These awards cliff-vest at the end of the three year performance period and the value of the award will be determined by Ring's performance against set targets.
■50% of PSUs measure the Company’s absolute total shareholder return (“TSR”) and the Company's TSR relative to a peer group of companies. See TSR Table below for the pre-established goals and applicable percentages.
■The remaining 50% of PSUs measure the Company’s cash return on capital employed (“CROCE”) as a performance goal. (See CROCE Table below).The Compensation Committee utilizes CROCE as a performance measure to provide a broad view of Ring’s strategic, operational and financial performance and to further emphasize the importance of capital efficiency and financial returns.
■PSUs earned can vary from 0% to a maximum of 200% of target based on actual performance achieved.
■RSUs are subject to a three-year vesting schedule of three equal amounts beginning with the first anniversary of the award date.
■In 2024, the PSU awards from 2022 vested. Pursuant to the award agreements, the portion of the 2022 awards tied to the TSR requirement yielded a 0% payout for the NEOs while the portion of the PSUs tied to CROCE yielded a 177% payout for the NEOs.
■In 2024, the Compensation Committee elected to reduce the quantum of the NEOs' equity awards by utilizing an above-market grant price to size the award, which served to align with the Company's stockholders, minimize dilution, and preserve shares in the 2021 Plan. This resulted in a 41% reduction in NEO and director equity compensation for 2024.

TSR Performance and Payout Table

		ABSOLUTE TSR PERFORMANCE
		<0%	0%	10%	≥25%
RELATIVE TSR PERFORMANCE (1)	<25th Percentile	0%	0%	0%	0%
	≥25th Percentile	25%	50%	75%	100%
	≥50th Percentile	50%	75%	100%	125%
	≥75th Percentile	75%	100%	125%	150%
	≥90th Percentile	100%	125%	175%	200%

RING ENERGY
(1) Relative TSR Performance between the 25th and 90th percentile and Absolute TSR Performance between 0% and 25% are adjusted through linear interpolation.

CROCE Performance and Payout Table
For PSU awards granted in 2022 and 2023, the following table is used.

	BELOW THRESHOLD	THRESHOLD	TARGET	STRETCH	MAXIMUM
FINAL CROCE PERFORMANCE PERCENTAGE (1)	≤0%	5%	10%	15%	20%
CROCE PSU PERCENTAGE (2)	0%	50%	100%	150%	200%
(1) Calculated as the simple average of the annual CROCE performance percentages for each calendar year of the performance period.
(2) CROCE PSU Percentage between 0 percent and 200 percent is adjusted through linear interpolation.
For PSU awards granted in 2024, the following table is used.

	BELOW THRESHOLD	THRESHOLD	TARGET	STRETCH	MAXIMUM
FINAL CROCE PERFORMANCE PERCENTAGE (1)	≤5%	10%	15%	18%	20%
CROCE PSU PERCENTAGE (2)	0%	50%	100%	150%	200%
(1) Calculated as the simple average of the annual CROCE performance percentages for each calendar year of the performance period.
(2) CROCE PSU Percentage between 0 percent and 200 percent is adjusted through linear interpolation.

Employment Agreements and Severance
From their hiring dates until March 6, 2024, Messrs. McKinney, Baghdati, Brooks, Dyes, and Thomas entered into employment agreements with the Company, which provided such NEOs would receive certain benefits under their employment agreements upon their termination by the Company without “cause” or upon their resignation for “good reason,” including terminations in connection with a change in control of the Company. The employment agreements also provided for restrictive covenants relating to non-competition, confidential information and non-solicitation of the Company’s employees and customers. These benefits were intended to ensure that the NEOs are not influenced by their personal situations and are able to be objective in evaluating a potential change in control transaction. The NEOs are no longer under employment agreements with the Company. These employment agreements were terminated and replaced on March 6, 2024 by the Ring Energy, Inc. Change in Control and Severance Benefit Plan (the "CIC Plan").
Pension Plans and Non-Qualified Deferred Compensation Plans
The Company did not have any pension plans, non-qualified deferred compensation plans or single trigger change in control agreements for any of its NEOs for the year ended December 31, 2024.
Change in Control Agreements
The Compensation Committee began consideration of an executive severance plan in 2023 to more closely align with updated market practices. With the advice of Meridian, the Compensation Committee assessed an appropriate severance plan over multiple meetings and recommended the adoption of a new executive severance plan to the Board in March 2024. On March 6, 2024, the Board, upon the recommendation of the Compensation Committee, approved the CIC Plan which provides for severance benefits to our NEOs and certain other officers and key employees. The CIC Plan supersedes and replaces all other severance arrangements between the Company and the NEOs, which previously had been governed by separate

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employment agreements. Beginning on March 6, 2024 (and thereafter for newly hired NEOs) each of the NEOs became participants in the CIC Plan upon their delivery to the Company of executed participation agreements, pursuant to which the NEOs agreed to terminate the existing employment agreements between them and the Company, effective immediately, and the terms of the CIC Plan and respective participation agreements supersede any rights or entitlements to severance benefits under any employment agreement so terminated or other severance arrangements. Mr. McKinney was designated as a Tier 1 NEO, and Messrs. Dyes, Feiner, Thomas and Young were designated as Tier 2 NEOs by the Compensation Committee.
Tier 1: Pursuant to the CIC Plan, following a Change in Control (as defined in the CIC Plan) and during the “protection period,” which period extends from the date six months prior to a Change in Control until the date 24 months following the occurrence of a Change in Control, if the Tier 1 NEO’s employment is terminated by the Company without Cause (as defined in the CIC Plan) or by him for a CIC Good Reason (as defined in the CIC Plan), he is entitled to (1) 300% of his annual base salary; (2) 300% of his most recent target annual bonus (the “AIP Amount”); (3) 100% of his pro-rated AIP Amount (based on the number of days employed during the year of termination); (4) acceleration and vesting of his outstanding equity awards; and (5) reimbursement of 24 months of health benefits.
In addition, following the Tier 1 NEO’s death or disability, he would be entitled to (1) acceleration and vesting of his outstanding equity awards; and (2) reimbursement of 12 months of health benefits.
Pursuant to the CIC Plan, if the Tier 1 NEO’s employment with the Company is terminated by the Company without Cause or by him for a Good Reason (as defined in the CIC Plan) and not during the applicable protection period, he is entitled to receive (1) 200% of his annual base salary, (2) 200% of his AIP Amount; (3) 100% of his pro-rated AIP Amount (based on the number of days employed during the year of termination); (4) acceleration and vesting of his outstanding equity awards; and (5) reimbursement of 24 months of health benefits.
Tier 2: Pursuant to the CIC Plan, following a Change in Control and during the “protection period,” which period extends from the date six months prior to a Change in Control until the date 24 months following the occurrence of a Change in Control, if the Tier 2 NEO’s employment is terminated by the Company without Cause or by him for a CIC Good Reason, he is entitled to (1) 200% of his annual base salary; (2) 200% of his AIP Amount; (3) 100% of his pro-rated AIP Amount (based on the number of days employed during the year of termination); (4) acceleration and vesting of his outstanding equity awards; and (5) reimbursement of 18 months of health benefits.
In addition, following the Tier 2 NEO’s death or disability, he would be entitled to (1) acceleration and vesting of his outstanding equity awards; and (2) reimbursement of 12 months of health benefits.
Pursuant to the CIC Plan, if the Tier 2 NEO’s employment with the Company is terminated by the Company without Cause or by him for a Good Reason and not during the applicable protection period, he is entitled to receive (1) 100% of his annual base salary; (2) 100% of his AIP Amount; (3) 100% of his pro-rated AIP Amount (based on the number of days employed during the year of termination); (4) acceleration and vesting of his outstanding equity awards; and (5) reimbursement of 18 months of health benefits.
Other Benefits
Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, and short and long-term disability, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our NEOs.

RING ENERGY
We maintain a 401(k) plan for eligible employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended (the "Code"). The 401(k) plan allows eligible employees to make pre-tax or after-tax contributions of up to 100% of their annual eligible compensation. The Company makes matching contributions of up to 6% of any employee’s compensation, subject to IRS limitations.

MANAGEMENT STOCK OWNERSHIP GUIDELINES
In April 2021, our Board approved stock ownership guidelines for our Chief Executive Officer and all of the other NEOs. We believe the management stock ownership guidelines further align the interests of our executive officers with the interests of our stockholders with respect to our long-term growth and success. The specified stock ownership levels are based on a multiple of base salary, as shown in the table below. For purposes of satisfying the guidelines, shares that a NEO has the right to acquire through the exercise of stock options (whether or not vested) and unvested performance-based equity awards (e.g., PSUs) are not included as qualifying shares. After becoming subject to the stock ownership guidelines, NEOs have three years to reach the stock ownership goal. Until a NEO meets the guidelines, he or she must hold two-thirds of the net shares acquired upon the vesting of equity awards. Once the guidelines are met, restrictions on the sale of shares of our Common Stock received upon the vesting of equity awards are limited to normal trading restrictions for insiders and Company policies.

POSITION	REQUIRED SHARE OWNERSHIP LEVEL (MULTIPLE OF BASE SALARY)
Chief Executive Officer	5X
Named Executive Officers	3X
TAX CONSIDERATIONS
Although our Compensation Committee considers the tax and accounting treatment associated with the cash and equity grants it makes to the NEOs, these considerations are not dispositive. Section 162(m) of the Code places a limit of $1.0 million per person on the amount of compensation that we may deduct in any year with respect to each “covered employee” as such term is defined in Section 162(m). The Compensation Committee intends to consider the deductibility of compensation and to implement compensation programs that it believes are competitive and in the best interests of the Company and its stockholders.
We account for stock-based awards based on their grant date fair value, as determined under FASB ASC Topic 718. In connection with its approval of stock-based awards, the Compensation Committee is cognizant of and sensitive to the impact of such awards on stockholder ownership dilution. The accounting treatment for stock-based awards does not otherwise impact the Compensation Committee’s compensation decisions.
PRACTICES WITH REGARD TO TIMING OF EQUITY AWARDS
LTIP awards as a component of our executive compensation program are generally made during the first quarter of each year. The Compensation Committee generally approves these grants at its February meeting. The Compensation Committee and our Board have in the past, and may in the future, make limited off-cycle grants of

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equity on other dates for newly hired or other executives and other employees as part of compensation packages designed to recruit, retain, or reward such persons.
We do not time the grant of equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards, as the timing of awards is in accordance with the annual compensation cycle. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee has historically granted equity awards on a predetermined annual schedule as described above. We did not grant any stock options to our NEOs in 2024, as grants of stock options are not a component of our executive compensation program.
RISK CONSIDERATIONS IN OUR OVERALL COMPENSATION PROGRAM
Our compensation program is designed to focus on meeting the Company’s objectives and goals while discouraging management from undue risk-taking. When establishing and reviewing our executive compensation program, the Compensation Committee has considered whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. While behavior that may result in inappropriate risk taking cannot necessarily be prevented by the structure of compensation practices, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Moreover, with limited exceptions, our Compensation Committee retains discretion to impose additional conditions and adjust compensation for quality of performance, Company stock price and adherence to the Company’s values. RSU awards generally vest in ratable annual installments on each of the first three anniversaries of the grant date. PSU awards generally cliff-vest at the end of the three-year performance period. Both of these vesting schedules further mitigate risk in the event any executive officer departs or is terminated prior to vesting of the awards.
In November 2023, the Company adopted a clawback policy, as required by Section 10D of the Exchange Act and the listing standards adopted by the NYSE American. In the event of certain accounting restatements, this policy requires us to pursue recovery from current and former executive officers (as defined under the applicable rules) of any amount of incentive-based awards paid during the three years preceding the accounting restatement that exceeds the amount that would have otherwise been paid if calculated based on the restated financial reporting measure, calculated on a pre-tax basis.
We believe that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.
EXECUTIVE COMPENSATION
The “Summary Compensation Table” should be read in connection with the tables and narrative descriptions contained in the CD&A. The “Outstanding Equity Awards at Fiscal Year End Table” and “Option Exercises and Stock Vested Table” provide further information on each NEO's potential realizable value and actual value realized with respect to his equity awards.

RING ENERGY
SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($) (2)	EQUITY AWARDS (1) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION (7) ($)	TOTAL
Paul D. McKinney, Chief Executive Officer and Chairman of the Board	2024	$604,167	$—	$1,946,712	$821,667	$30,500	$3,403,046
	2023	$569,167	$—	$2,604,595	$569,167	$19,800	$3,762,729
	2022	$530,000	$73,900	$2,369,893	$726,100	$18,300	$3,718,193
Travis T. Thomas, Executive Vice President and Chief Financial Officer	2024	$366,667	$—	$592,477	$374,000	$22,072	$1,355,216
	2023	$345,000	$—	$566,215	$258,750	$19,800	$1,189,765
	2022	$315,000	$32,900	$592,474	$302,100	$18,300	$1,260,774
Stephen D. Brooks, Former Executive Vice President of Land, Legal, Human Resources and Marketing (3) (4)	2024	$200,771	$—	$592,477	$—	$11,877	$805,125
	2023	$345,000	$—	$566,215	$258,750	$19,800	$1,189,765
	2022	$315,000	$32,900	$592,474	$302,100	$18,300	$1,260,774
Marinos C. Baghdati, Former Executive Vice President of Operations (3)	2024	$213,883	$—	$592,477	$—	$12,875	$819,235
	2023	$345,000	$—	$566,215	$258,750	$19,800	$1,189,765
	2022	$315,000	$32,900	$592,474	$302,100	$18,300	$1,260,774
Alexander Dyes, Executive Vice President, Chief Operations Officer	2024	$366,667	$—	$592,477	$374,000	$22,087	$1,355,231
	2023	$345,000	$—	$566,215	$258,750	$19,800	$1,189,765
	2022	$315,000	$32,900	$592,474	$302,100	$15,760	$1,258,234
Phillip B. Feiner, Senior Vice President, General Counsel (5)	2024	$141,666	$28,333	$150,902	$125,233	$3,412	$449,546
Shawn Young, Senior Vice President, Operations (6)	2024	$311,305	$—	$125,432	$275,194	$18,794	$730,725
(1)For the RSUs granted, the awards were valued based on the closing market price for our shares of Common Stock on the NYSE American on the grant dates. For the PSUs half of the awards were valued using a Monte Carlo simulation as of the grant dates, and the other half of the awards were valued based on the closing market price for our shares of Common Stock on the NYSE American on the grant dates. The PSUs granted in 2024 were valued using the Monte Carlo simulation as of the grant dates and incorporated the following assumptions: performance period end date – December 31, 2026; expected term (years) – 2.67 years; expected volatility – 62.03%; risk-free interest rate – 4.87%; and expected dividend yield – 0.00%. The maximum award opportunity for each applicable NEO for the 2024 PSU awards as of the grant date is as follows: Mr. McKinney $2,815,948, Mr. Thomas $857,025, Mr. Brooks $857,025, Mr. Baghdati $857,025,Mr. Dyes $857,025, Mr. Feiner $—, and Mr. Young $—.
(2)Represents the discretionary portion of AIP, as well as a sign-on bonus for Mr. Feiner and Mr. Young.
(3)Mr. Brooks retired from the Company on July 1, 2024. Mr. Baghdati elected to leave the Company on July 17, 2024. Of the $592,477 in equity awards granted to Mr. Brooks, $428,513 were PSU awards which were forfeited upon his retirement. The remaining $163,964 was for RSU awards, of which two-thirds were forfeited upon his retirement. Of the $592,477 in equity awards granted to Mr. Baghdati $428,513 were PSU awards which were forfeited upon his resignation. The remaining $163,964 was for RSU awards, which were also forfeited upon his resignation.
(4)"Salary" for 2024 includes the portion of Mr. Brooks' salary paid through his resignation on July 1, 2024 and the portion of his consulting fee paid from July 2, 2024 to December 31, 2024.
(5)Mr. Feiner began working at the Company on July 31, 2024 as Vice President, General Counsel. On March 1, 2025, Mr. Feiner was promoted to Senior Vice President, General Counsel & Corporate Secretary.
(6)Mr. Young began working at the Company in September 2022 as Production Engineering Manager. Mr. Young was promoted to Vice President, Operations in July 2024. In March 2025, Mr. Young was promoted to Senior Vice President, Operations.
(7)The amounts reported in the “All Other Compensation” column for 2024 are summarized in the following table:

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All Other Compensation

NAME	YEAR	401(K) CONTRIBUTIONS (a)	TOTAL
Paul D. McKinney	2024	$30,500	$30,500
	2023	$19,800	$19,800
	2022	$18,300	$18,300
Travis T. Thomas	2024	$22,072	$22,072
	2023	$19,800	$19,800
	2022	$18,300	$18,300
Stephen D. Brooks (b)	2024	$11,877	$11,877
	2023	$19,800	$19,800
	2022	$18,300	$18,300
Marinos C. Baghdati (b)	2024	$12,875	$12,875
	2023	$19,800	$19,800
	2022	$18,300	$18,300
Alexander Dyes	2024	$22,087	$22,087
	2023	$19,800	$19,800
	2022	$15,760	$15,760
Phillip B. Feiner (c)	2024	$3,412	$3,412
Shawn Young (d)	2024	$18,794	$18,794

(a)The 401(K) contributions by the Company match into the Company’s sponsored 401(K) plan. Subject to IRS limits, Company contributions to each employee’s 401(K) account consist of a matching contribution of up to 6% of the employee’s eligible salary.
(b)Mr. Brooks retired from the Company on July 1, 2024. Mr. Baghdati elected to leave the Company on July 17, 2024.
(c)Mr. Feiner began working at the Company on July 31, 2024 as Vice President, General Counsel. On March 1, 2025, Mr. Feiner was promoted to Senior Vice President, General Counsel & Corporate Secretary.
(d)Mr. Young began working at the Company in September 2022 as Production Engineering Manager. Mr. Young was promoted to Vice President, Operations in July 2024. In March 2025, Mr. Young was promoted to Senior Vice President, Operations.

RING ENERGY
EMPLOYMENT AGREEMENTS
As discussed above in the CD&A, on March 6, 2024, the Board, upon the recommendation of the Compensation Committee, approved the CIC Plan which provides for severance benefits to our NEOs and certain other officers and key employees. The CIC Plan supersedes and replaces all other severance arrangements between the Company and the NEOs, which previously had been governed by separate employment agreements. Effectively, the employment agreements with our NEOs terminated on March 6, 2024 as further discussed in the CD&A section.

2025 PROXY STATEMENT
GRANTS OF PLAN-BASED AWARDS DURING 2024
The following table reflects the AIP targets and PSUs and RSUs granted during 2024 to our NEOs.

		Estimated future payouts under non-equity incentive plan awards (4)			AIP	Estimated future payouts under equity incentive plan awards
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	ANNUAL INCENTIVE PLAN ACTUAL ($)	THRESHOLD (#)	TARGET (#) (2)	MAXIMUM (#)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK (#) (1)	GRANT DATE FAIR VALUE STOCK AWARDS AND PERFORM-ANCE UNITS (3)
Paul D. McKinney	2/21/24	$—	$604,167	$1,208,334	$821,667
	2/13/24								414,414	$538,738
	4/30/24					—	621,622	1,243,244		$1,407,974
Travis T. Thomas	2/21/24	$—	$275,000	$550,001	$374,000
	2/13/24								126,126	$163,964
	4/30/24					—	189,189	378,378		$428,513
Stephen D. Brooks		N/A	N/A	N/A	$—
	2/13/24								126,126	$163,964
	4/30/24					—	189,189	378,378		$428,513
Marinos C. Baghdati		N/A	N/A	N/A	$—
	2/13/24								126,126	$163,964
	4/30/24					—	189,189	378,378		$428,513
Alexander Dyes	2/21/24	$—	$275,000	$550,001	$374,000
	2/13/24								126,126	$163,964
	4/30/24					—	189,189	378,378		$428,513
Phillip B. Feiner	7/31/24	$—	$92,083	$184,166	$125,233
	7/31/24								76,600	$150,902
						—	—	—		$—
Shawn Young	2/21/24	$—	$202,348	$404,697	$275,194
	2/13/24								96,486	$125,432
						—	—	—		$—

(1)The shares granted on February 13, 2024 and July 31, 2024 represent the 2024 awards of service-based RSUs, which vest in three equal annual installments beginning on the first anniversary of the grant date.
(2)The amounts granted on April 30, 2024 represent the target number of PSUs. The PSUs have a cliff vesting date of December 31, 2026 and were valued using a Monte Carlo simulation as of the grant date for half of the awards and based on the Common Stock price for the other half.
(3)Reflects the full grant date fair value of the equity awards granted pursuant to the Company’s equity plans calculated in accordance with FASB ASC Topic 718. The PSUs granted in 2024 were valued using the Monte Carlo simulation as of the grant dates and incorporated the following assumptions: performance period end date – December 31, 2026; expected term (years) – 2.67 years; expected volatility – 62.03%; risk-free interest rate – 4.87%; and expected dividend yield – 0.00%. These amounts were calculated based on the closing market price for our shares of Common Stock on the NYSE American on the date of grant.
(4)This represents the performance-based portion of the AIP awards. The target amount is based upon a percentage of the NEO's base salary. For 2024, the Compensation Committee chose net Boe production (sales), internal rate of return, and net lifting costs as the performance measures. See “Annual Incentive Plan” above in the CD&A section for additional information.

RING ENERGY
OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END
The following table provides certain information regarding RSU awards and PSU awards outstanding for each NEO as of December 31, 2024.

	RSUs		PSUs
NAME	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#) (1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES THAT HAVE NOT VESTED (#) (3)(4)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OF UNEARNED SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (5)
Paul D. McKinney	786,269	$1,069,326
			1,243,244	$1,690,812
Travis T. Thomas	210,081	$285,710
			324,324	$441,081
Stephen D. Brooks	95,967	$130,515
			—	$0
Marinos C. Baghdati	—	$0
			—	$0
Alexander Dyes	210,081	$285,710
			324,324	$441,081
Phillip Feiner	76,600	$104,176
			—	$0
Shawn Young	176,097	$239,492
			—	$0

(1)The following table shows the vesting dates for the respective unvested RSUs listed in the above Outstanding Equity Awards at 2024 Fiscal Year-End table:

2025 PROXY STATEMENT

VESTING DATE	MR. MCKINNEY	MR. THOMAS	MR. BROOKS	MR. BAGHDATI	MR. DYES	MR. FEINER	MR. YOUNG
February 9, 2025	95,579	23,895	23,895	—	23,895	—	—
February 13, 2025	138,138	42,042	42,042	—	42,042	—	32,162
February 16, 2025	138,138	30,030	30,030	—	30,030	—	31,531
July 31, 2025	—	—	—	—	—	25,533	—
September 19, 2025	—	—	—	—	—	—	16,548
February 13, 2026	138,138	42,042	—	—	42,042	—	32,162
February 16, 2026	138,138	30,030	—	—	30,030	—	31,532
July 31, 2026	—	—	—	—	—	25,534	—
February 13, 2027	138,138	42,042	—	—	42,042	—	32,162
July 31, 2027	—	—	—	—	—	25,533	—
Total	786,269	210,081	95,967	—	210,081	76,600	176,097
(2)The value of the unvested RSUs is shown assuming a market value of $1.36 per share, the closing market price of a share of Common Stock on December 31, 2024.
(3)The following table shows the vesting dates for the respective unvested PSUs listed in the above Outstanding Equity Awards at 2024 Fiscal Year-End table:

VESTING DATE	MR. MCKINNEY	MR. THOMAS	MR. BROOKS	MR. BAGHDATI	MR. DYES	MR. FEINER	MR. YOUNG
December 31, 2025	621,622	135,135	—	—	135,135	—	—
December 31, 2026	621,622	189,189	—	—	189,189	—	—
Total	1,243,244	324,324	—	—	324,324	—	—
(4)The number of shares of Common Stock that may be issued upon settlement of the PSU awards may vary from 0% to 200% of the number of PSUs granted.
(5)The value of the unvested PSUs is shown assuming a market value of $1.36 per share, the closing market price of a share of Common Stock on December 31, 2024.

RING ENERGY
OPTION EXERCISES AND STOCK VESTED
The following table summarizes the vesting of RSUs and PSUs held by our Named Executive Officers during 2024. No options were exercised in 2024.

	RSUs		PSUs
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (1)
Paul D. McKinney	329,297	$474,292	380,882	$518,000
Travis T. Thomas	77,820	$112,177	95,221	$129,501
Stephen D. Brooks	77,820	$112,177	—	$—
Marinos C. Baghdati	77,820	$112,177	—	$—
Alexander Dyes	77,820	$112,177	95,221	$129,501
Phillip Feiner	—	$—	—	$—
Shawn Young	48,081	$73,074	—	$—
(1) The value realized on vesting is equal to the number of shares of Common Stock, multiplied by the closing price of the shares of Common Stock on the date of vesting.
PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any defined benefit pension plans. Further, we do not maintain any nonqualified deferred compensation arrangements.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The material terms in effect as of December 31, 2024 with respect to potential payments upon various termination and change in control scenarios is set forth below. Except as described in Change in Control Agreements within our CD&A and in the “Potential Payments” table below, as of December 31, 2024, Ring did not have any other agreements or plans that will require compensation to be paid to NEOs in the event of a termination of employment or a change in control.
Our Company's policy requires that each award agreement governing an award granted under the LTIP provide for double-trigger vesting upon a “change in control.” Payout under each of the outstanding equity awards and the CIC Plan based on various termination circumstances or in connection with a change in control are described in more detail in the footnotes to the “Potential Payments” table below. Payments and other benefits payable to the NEOs in connection with various termination and change in control situations are set out as if the conditions for payment had occurred and the applicable triggering events took place on December 31, 2024, when the closing price of our Common Stock was $1.36.
Actual amounts that may be paid will depend on several factors, such as the date of each NEO’s separation or the occurrence of an actual change in control event, and the price of our Common Stock when the acceleration of the vesting of the equity award occurs. The disclosures below do not take into consideration any requirements under Section 409A of the Code, which could affect, among other things, the timing of payments and distributions.

2025 PROXY STATEMENT

NAME/EVENT	CASH SEVERANCE (1)	PRO-RATED TARGET BONUS AT 12/31/2024 (2)	ACCELERATED STOCK INCENTIVE AWARD VESTING (3)	COMPANY-PAID COBRA PREMIUMS (4)	TOTAL
Paul D. McKinney (Tier 1)
Termination by Employee for Good Reason, or by Company without Cause	$2,440,000	$—	$2,760,138	$50,720	$5,250,858
Termination for Cause/Resignation without Good Reason	$—	$—	$—	$—	$—
Change in Control	$—	$—	$—	$—	$—
Termination without Cause/ Resignation for Good Reason in the 6 months prior to or the 24 months following a Change in Control.	$3,660,000	$—	$2,760,138	$50,720	$6,470,858
Death	$—	$—	$2,760,138	$25,360	$2,785,498
Disability	$—	$—	$2,760,138	$25,360	$2,785,498
Travis T. Thomas (Tier 2)
Termination by Employee for Good Reason, or by Company without Cause	$647,500	$—	$726,791	$38,040	$1,412,331
Termination for Cause/Resignation without Good Reason	$—	$—	$—	$—	$—
Change in Control	$—	$—	$—	$—	$—
Termination without Cause/ Resignation for Good Reason in the 6 months prior to or the 24 months following a Change in Control.	$1,295,000	$—	$726,791	$38,040	$2,059,831
Death	$—	$—	$726,791	$25,360	$752,151
Disability	$—	$—	$726,791	$25,360	$752,151
Alexander Dyes (Tier 2)
Termination by Employee for Good Reason, or by Company without Cause	$647,500	$—	$726,791	$10,343	$1,384,634
Termination for Cause/Resignation without Good Reason	$—	$—	$—	$—	$—
Change in Control	$—	$—	$—	$—	$—
Termination without Cause/ Resignation for Good Reason in the 6 months prior to or the 24 months following a Change in Control.	$1,295,000	$—	$726,791	$10,343	$2,032,134
Death	$—	$—	$726,791	$6,895	$733,686
Disability	$—	$—	$726,791	$6,895	$733,686
Phillip B. Feiner (Tier 2)
Termination by Employee for Good Reason, or by Company without Cause	$561,000	$—	$104,176	$—	$665,176
Termination for Cause/Resignation without Good Reason	$—	$—	$—	$—	$—
Change in Control	$—	$—	$—	$—	$—
Termination without Cause/ Resignation for Good Reason in the 6 months prior to or the 24 months following a Change in Control.	$1,122,000	$—	$104,176	$—	$1,226,176
Death	$—	$—	$104,176	$—	$104,176
Disability	$—	$—	$104,176	$—	$104,176
Shawn Young (Tier 2)
Termination by Employee for Good Reason, or by Company without Cause	$544,500	$—	$239,492	$20,788	$804,780
Termination for Cause/Resignation without Good Reason	$—	$—	$—	$—	$—
Change in Control	$—	$—	$—	$—	$—
Termination without Cause/ Resignation for Good Reason in the 6 months prior to or the 24 months following a Change in Control.	$1,089,000	$—	$239,492	$20,788	$1,349,280
Death	$—	$—	$239,492	$13,859	$253,351
Disability	$—	$—	$239,492	$13,859	$253,351
(1)The cash severance represents the potential payment of a single lump sum of the officer's Base Salary and the officer's most recent AIP (current "target" annual incentive payment amount), multiplied by a factor dependent upon the type of Tier the officer is categorized as. For Tier 1 officers, the factor is 200% for termination by the Company without cause or by the officer for good reason and 300% under the same circumstances but under a change in control. For Tier 2 officers, the factor is 100% for termination by the Company without cause or by the officer for good reason and 200% under the same circumstances but under a change in control.

RING ENERGY
(2)The Deemed Pro-Rata Bonus amount represents the amount equal to the eligible individual's then current AIP for the year multiplied by the number of calendar days in the year of termination divided by 365. As the Company had already paid the 2024 AIP bonus to the eligible individuals on the date of this proxy, we have removed those amounts from this schedule.
(3)Represents accelerated vesting of RSUs and PSUs, valued based on the December 31, 2024 closing price of $1.36 per share of Common Stock.
(4)The Company paid COBRA premiums represent reimbursement of 24 months of health benefits for Tier 1 officers and 18 months of health benefits for Tier 2 officers for termination by the Company without cause or by the officer for good reason, with or without a change in control. All officers receive reimbursement of 12 months of health benefits upon death or disability.

CIC Plan and Termination
Pursuant to the CIC Plan in effect as of December 31, 2024, Messrs. McKinney, Feiner, Dyes, Thomas and Young were entitled to receive severance payments and benefits, as described above in our CD&A within the section Change in Control Agreements.
RSU Awards and PSU Awards under the LTIP
As disclosed above, our Company's policy requires that each award agreement governing an award granted under the LTIP provide for double-trigger vesting upon a “change in control.” The RSU awards received by our NEOs, may only be accelerated if the executive’s employment was terminated by the Company without cause, or by the executive for good reason, during the period beginning 6 months prior to a change in control and ending 24 months following a change in control.

2025 PROXY STATEMENT
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012 ("Dodd-Frank Act"), and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the Company’s employees and the annualized total compensation of Paul D. McKinney, our CEO, for 2024:

Median Employee total annual compensation	$146,542
Total Compensation of Chief Executive Officer – Paul D. McKinney	$3,403,046
Ratio of CEO to Median Employee compensation	23 to 1

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:
■We determined that, as of December 31, 2024, our employee population excluding our CEO consisted of 114 individuals with all of these individuals located in the U.S. This population consisted of our full-time employees, as we do not have part-time, temporary, or seasonal employees. We selected December 31, 2024 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner.
■We used a consistently applied compensation measure to identify our median employee by comparing the amount of salary or wages, bonuses, and RSU awards granted in 2024 as reflected in our payroll records. To make them comparable, salaries for newly hired employees who had worked less than one year were annualized and the target incentive amount was applied to their total compensation measure.
■We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all of our employees, including our CEO, are located in the U.S., we did not make any cost of living adjustments in identifying the median employee.
■After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2024 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, inclusive of bonuses, 401(k) contributions, and RSU awards granted, resulting in annual total compensation of $146,542.
■With respect to the annual total compensation of our CEO, we used salary, bonus and RSU awards granted and all other compensation for the 2024 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $3,403,046.

RING ENERGY
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”), calculated in accordance with SEC rules, and certain Company performance for the fiscal years listed below.
This disclosure was prepared in accordance with the requirements of Item 402(v) and does not necessarily reflect the value actually realized by our NEOs, how our NEOs’ compensation relates to Company performance, or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. For example, the Compensation Committee does not use CAP as a basis for making compensation decisions, nor does it use net income (as reflected below) for purposes of determining our NEOs’ incentive compensation.
Please refer to our CD&A for a complete description of how NEO compensation relates to Company performance and how the Compensation Committee makes its compensation decisions.
The information provided under this Pay versus Performance section will not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference.

							VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:
FISCAL YEAR	SUMMARY COMPEN-SATION TABLE TOTAL FOR PEO (1)	COMPEN-SATION ACTUALLY PAID TO PEO (1)(2)	SUMMARY COMPEN-SATION TABLE TOTAL FOR PEO 2 (1)(3)	COMPEN-SATION ACTUALLY PAID TO PEO 2 (1)(3)	AVERAGE SUMMARY COMPEN-SATION TABLE TOTAL FOR NON-PEO NEOS (4)(5)-	AVERAGE COMPEN-SATION ACTUALLY PAID TO NON-PEO NEOS (4)(5)	TOTAL SHAREHOLDER RETURN (6)	PEER GROUP TOTAL SHAREHOLDER RETURN (6)	NET INCOME (7)	CROCE (%) (8)
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$3,403,046	$2,548,311	$—	$—	$919,180	$484,003	$51.52	$141.49	$67,470,314	15.9%
2023	$3,762,729	$1,481,896	$—	$—	$1,189,765	$627,525	$55.30	$146.23	$104,864,641	17.2%
2022	$3,718,193	$3,338,519	$—	$—	$1,260,139	$1,183,597	$93.18	$144.89	$138,635,025	20.7%
2021	$3,493,117	$3,586,781	$—	$—	$934,244	$1,158,645	$86.36	$101.81	$3,322,892	11.6%
2020	$493,000	$486,970	$293,333	$(76,417)	$280,255	$98,100	$25.00	$61.84	$(253,411,828)	9.3%
(1) Reflects the summary compensation table total compensation of (a) our current Chief Executive Officer, Paul D. McKinney, from his appointment on September 30, 2020 to present and (b) our former Chief Executive Officer, Kelly Hoffman, for prior periods.
(2) The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to Mr. McKinney (subsequent to September 30, 2020) as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. McKinney during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. McKinney’s total compensation for 2024 to determine the compensation actually paid:

PEO 1 (MR. McKINNEY)
FISCAL YEAR	2024
Summary Compensation Table Total	$3,403,046
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(1,946,712)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	1,496,991
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(268,989)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(136,025)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
Compensation Actually Paid	$2,548,311

2025 PROXY STATEMENT
(3) The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to Mr. Hoffman (prior to September 30, 2020) as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Hoffman during 2020.
(4) The non-PEO NEOs included in this column are:

YEAR	NON-PEO NEOs
2024	Travis T. Thomas, Marinos C. Baghdati, Stephen D. Brooks, Alexander Dyes, Phillip B. Feiner, and Shawn Young
2023	Travis T. Thomas, Marinos C. Baghdati, Stephen D. Brooks and Alexander Dyes
2022	Travis T. Thomas, Marinos C. Baghdati, Stephen D. Brooks and Alexander Dyes
2021	Travis T. Thomas, Marinos C. Baghdati, Stephen D. Brooks, Alexander Dyes and William D. Broaddrick
2020	William D. Broaddrick, Stephen D. Brooks, David A. Fowler and Daniel D. Wilson

(5) The dollar amounts reported in this column represent the average amount of “Compensation Actually Paid” to the Company’s NEOs as a group (excluding Mr. McKinney and Mr. Hoffman, where applicable) as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to such NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for the NEOs as a group (excluding Mr. McKinney) for 2024 to determine the compensation actually paid using the same methodology described above in footnotes (2) and (3):

NON-PEO NEOs
FISCAL YEAR	2024
Summary Compensation Table Total	$919,180
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(441,040)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	200,631
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(21,821)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(11,276)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(161,671)
Compensation Actually Paid	$484,003
(6) TSR is cumulative for the measurement periods beginning on December 31, 2019 and ending on December 31 of each of 2024, 2023, 2022, 2021, and 2020 respectively, calculated in accordance with Item 201(e) of Regulation S-K. The peer group for purposes of this table is the S&P Oil and Gas Exploration and Production Select Industry Index (“SPSIOP”), which is the same peer group as for the Shareholder Return Performance Presentation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
(7) Reflects “Net Income” in the Company’s Statements of Operations included in the Company’s Annual Report on Form 10-K for each of the years ended December 31, 2024, 2023, 2022, 2021, and 2020.
(8) The Company calculates “CROCE,” or Cash Return on Capital Employed, by dividing the Company's net cash provided by operating activities from its Statements of Cash Flows, excluding changes in working capital (referred to as Adjusted Cash Flows From Operations, or "ACFFO"), by the Company's average total debt and stockholders' equity for each calendar year, with average total debt and stockholders' equity being based on the simple average of such values as of the first and last day of the applicable calendar year. See Appendix A for additional information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to the nearest comparable GAAP financial measures.

Performance Measure
The following table sets forth an unranked list of the performance measures which we view as the “most important” measures for linking our NEOs’ compensation actually paid to Company performance, as specifically listed below.

TOTAL SHAREHOLDER RETURN (TSR)	NET BOE PRODUCTION (SALES)
CASH RETURN ON CAPITAL EMPLOYED (CROCE)	NET LIFTING COSTS

RING ENERGY
Relationship between CAP and Performance Measures
The illustrations below provide a graphical presentation of the relationship between CAP (as calculated in accordance with SEC rules) and the information presented in the Pay versus Performance table.

2025 PROXY STATEMENT

RING ENERGY

As is evident from the graphical presentation above, PEO and NEO compensation trends for CAP generally mirror the Company's performance against our key performance measures of TSR, net income and CROCE. This indicates good alignment between pay and performance for the Company's NEOs.

2025 PROXY STATEMENT
DIRECTOR COMPENSATION
During the year ended December 31, 2024, the non-employee directors received the following annual compensation paid quarterly in advance:

COMPENSATION ELEMENT
Independent Director Base Fee	$75,000
NESG Chair Fee	$15,000
Audit Chair Fee	$20,000
Compensation Chair Fee	$15,000
Lead Independent Director Fee	$25,000
Stock Awards	Determined Annually
Director Compensation Philosophy
The compensation of our non-employee directors is reviewed by the Compensation Committee and is approved by the Board. We use a combination of cash and stock awards to attract and retain qualified candidates to serve on our Board. In determining director compensation, we consider the responsibilities of our directors, the significant amount of time the directors spend fulfilling their duties, and the competitive market for skilled directors.
We seek to maximize alignment of incentives between the Board and stockholders by primarily using equity awards to compensate directors. We believe that equity awards provide a strong incentive to the Board to preserve and promote stockholder value and directly connects director compensation to the Company stock performance. In this regard, a majority of a director’s compensation is equity-based.
Peer Review and Benchmarking
The Compensation Committee reviews, evaluates, and benchmarks our director compensation practices against our peer companies in the oil and natural gas exploration and production industry. The Compensation Committee uses this peer comparison to inform themselves of industry practice and to help them structure the appropriate level and mix of compensation elements.
Annual Cash Retainer
We provide our non-management directors with an annual cash retainer as shown in the tables above, paid on a quarterly basis.
Equity Awards
We use equity awards to reward our independent directors for significant contributions to the successful implementation of our business objectives and strategy. Non-employee directors employed by Warburg Pincus, LLC or its affiliates do not receive equity awards.
In 2024, each non-employee director, except for Mr. Ben-Dor, received 67,568 RSU awards pursuant to the LTIP. The RSUs granted to our directors vest on the one year anniversary of the grant date. Our Compensation Committee considered several factors in determining the appropriate amount of RSUs to be granted under the LTIP for the 2024 fiscal year including the following:

RING ENERGY
■Past equity awards to our non-executive directors;
■The recent award practices of other peer companies in the oil and gas industry; and
■Desire to treat all directors equitably.
Director Stock Ownership Guidelines
In April 2021, our Board approved stock ownership guidelines for our non-employee directors who receive equity awards. We believe the management stock ownership guidelines further align the interests of our directors with the interests of our stockholders with respect to our long-term growth and success. The director stock ownership guidelines require our non-employee directors to own five times the amount of their annual cash retainer. For purposes of satisfying the guidelines, shares that a director has the right to acquire through the exercise of stock options (whether or not vested) and unvested performance-based equity awards (e.g., PSUs) are not included as qualifying shares. After becoming subject to the stock ownership guidelines, non-employee directors have three years to reach the stock ownership goal. Until a director meets the guideline, he or she must hold two-thirds of the net shares acquired upon the vesting of equity awards. Once the guidelines are met, restrictions on the sale of vested awards of Common Stock are limited to normal trading restrictions for insiders and Company policies.

2025 PROXY STATEMENT
DIRECTOR COMPENSATION
The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2024.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	TOTAL ($)
Roy I. Ben-Dor (2)	$29,876	$—	$29,876
John A. Crum (3)	$90,000	$87,838	$177,838
David S. Habachy (3)	$75,000	$87,838	$162,838
Richard E. Harris (3)	$75,000	$87,838	$162,838
Thomas L. Mitchell (3)	$87,143	$87,838	$174,981
Anthony B. Petrelli (3)	$100,000	$87,838	$187,838
Regina Roesener (3)	$90,000	$87,838	$177,838
Clayton E. Woodrum (2) (3)	$37,843	$87,838	$125,681

(1) Amounts in this column represent the grant date fair value of RSU awards granted on February 13, 2024, calculated in accordance with FASB ASC Topic 718, excluding the estimated impact of forfeitures related to service-based vesting conditions, and do not represent the actual value that may be realized by directors upon vesting and settlement of the awards.

(2) Messrs. Ben-Dor and Woodrum did not stand for re-election, with their service completing at the 2024 Annual Meeting of Stockholders. Accordingly, their fees earned have been pro-rated.

(3) The aggregate number of unvested RSUs as of December 31, 2024 are as follows:

NAME	UNVESTED RSUs
Roy I. Ben-Dor	—
John A. Crum	67,568
David S. Habachy	67,568
Richard E. Harris	67,568
Thomas L. Mitchell	67,568
Anthony B. Petrelli	67,568
Regina Roesener	67,568
Clayton E. Woodrum	—

RING ENERGY
COMPENSATION COMMITTEE REPORT(1)
The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement, as required by Item 402(b) of Regulation S-K. Based upon this review and our discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.
Compensation Committee of the Board of Directors:
■John A. Crum (Chair)
■David S. Habachy
■Thomas L. Mitchell
■Anthony B. Petrelli
(1) SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this Compensation Committee Report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933, as amended, or the Securities Exchange act of 1934, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our directors who served as members of our Compensation Committee as of December 31, 2024, nor any of the directors who currently serve as members of our Compensation Committee, is, or has at any time in the past been, an officer or employee of the Company or any of its subsidiaries.
None of our executive officers serves, or has served, during the last completed fiscal year, on the compensation committee or board of directors of any other company that has one or more executive officers serving on our Compensation Committee or Board.

2025 PROXY STATEMENT
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
Certain Relationships and Related Transactions
Warburg Pincus, LLC
Registration Rights Agreement
On August 31, 2022, at the closing of the Stronghold Acquisition, Ring and Stronghold Energy II Operating, LLC, a Delaware limited liability company (“Stronghold OpCo”), and Stronghold Energy II Royalties, LP, a Delaware limited partnership (together with Stronghold OpCo, collectively, “Stronghold”), and Stronghold’s permitted transferees entered into a registration rights agreement (the “Registration Rights Agreement”). In accordance with the Registration Rights Agreement, we filed a registration statement on Form S-3 with the SEC. The Registration Rights Agreement contains customary piggyback and shelf registration rights. Warburg Pincus, LLC and its affiliates (“Warburg”) owned a substantially majority of the equity interests in Stronghold. In March 2024, Stronghold distributed a substantially majority of the Common Stock it received in the Stronghold Acquisition to Warburg.
Director Nomination Agreement
On August 31, 2022, at the closing of the Stronghold Acquisition, Ring and Stronghold OpCo entered into a director nomination agreement (the “Nomination Agreement”) containing provisions by which Stronghold OpCo would have the right to designate two directors to the Board. In October 2024, Stronghold OpCo irrevocably waived its rights under the Nominating Agreement to nominate any directors to the Board.

The Audit Committee reviews any related party transactions. Annually, each Board member is required to submit a questionnaire, disclosing any affiliations or relationships for evaluation as possible related party transactions.

Review, Approval or Ratification of Transactions with Related Parties
The Audit Committee reviews and approves all relationships and transactions with the Company in which the Company and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of its voting securities and their family members, have a direct or indirect material interest. In approving or rejecting such proposed relationships and transactions, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to a determination. In each case, the standard applied in approving the transaction is the best interests of the Company without regard to the interests of the individual officer or director involved in the transaction. These procedures for reviewing and approving conflict of interest transactions are based on the Company’s past practice and are not contained in any written policy.

RING ENERGY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information furnished by current management and others, concerning the ownership of our Common Stock by (i) each person who is known to us to be the beneficial owner of more than five percent (5%) of our Common Stock, without regard to any limitations on conversion or exercise of convertible securities or warrants; (ii) all directors, nominees and NEOs; and (iii) our directors, nominees and NEOs as a group. The mailing address for each of the persons indicated in the table below is our corporate headquarters. The percentage ownership is based on shares outstanding as of April 4, 2025.
Beneficial ownership is determined under the rules of the SEC. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes, among other things, securities that an individual has the right to acquire within 60 days. Unless otherwise indicated, the stockholders identified in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

206,509,126	SHARES OF COMMON STOCK BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNER	NUMBER	APPROXIMATE PERCENT(1)
Named Executive Officers and Directors
Paul D. McKinney (2)	1,992,218	*
Travis T. Thomas	473,051	*
Stephen D. Brooks (3)	466,878	*
Marinos C. Baghdati (4)	370,911	*
Alexander Dyes	520,282	*
Phillip B. Feiner	—	—
Shawn Young	49,046	*
John A. Crum	472,662	*
David S. Habachy	172,933	*
Richard E. Harris	295,262	*
Thomas L. Mitchell	372,662	*
Anthony B. Petrelli (5)	683,862	*
Regina Roesener (6)	341,165	*
Carla Tharp	—	—
All directors, nominees and named executive officers as a group (14 persons) (7)	6,210,932	3.0%
5% or Greater Stockholders (other than directors and named executive officers)
Warburg Pincus & Company US, LLC (8)	28,945,643	14.0%
William R. Kruse (9)	14,451,189	7.0%
BlackRock, Inc. (10)	10,964,079	5.3%
*Represents beneficial ownership of less than 1%
(1) The percentage is based upon 206,509,126 shares of Common Stock issued and outstanding as of April 4, 2025.
(2) Includes 35,700 common stock warrants to purchase shares of Common Stock on a one-to-one basis at an exercise price of $0.80 per share that expire on October 29, 2025.
(3) The number of shares is based on information disclosed in a Form 4 filed by Mr. Brooks on June 18, 2024 and excludes unvested RSUs that were forfeited upon his retirement.

2025 PROXY STATEMENT
(4) The number of shares is based on information disclosed in a Form 4 filed by Mr. Baghdati on June 18, 2024 and excludes unvested RSUs that were forfeited upon the end of his employment with the Company.
(5) Includes 5,000 shares that are indirectly owned by spouse's IRA.
(6) Includes 8,000 shares of Common Stock held by Eugene Neidiger Life Insurance Trust. Does not include 850 shares of Common Stock held as custodian for a minor son but has no pecuniary interest, or 850 shares of Common Stock held as custodian but has no pecuniary interest. Ms. Roesener disclaims beneficial ownership of such shares of Common Stock.
(7) Includes 35,700 common stock warrants to purchase shares of Common Stock on a one-to-one basis at an exercise price of $0.80 per share that expire on October 29, 2025.
(8) The following information is based solely on a Schedule 13D filed with the SEC on February 27, 2025 by entities affiliated with Warburg Pincus & Company US, LLC (“Warburg Pincus”) the "Warburg Funds": 8,171,355 shares by Warburg Pincus Energy (E&P)-A, L.P.; 5,214,558 shares by WP Energy Stronghold Holdings, L.P.; 426,948 shares by WP Energy Partners Stronghold Holdings, L.P.; 493,523 shares by Warburg Pincus Energy (E&P) Partners-A, L.P.; 166,438 shares by Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC; 5,289,092 shares by Warburg Pincus Private Equity (E&P) XII (A), L.P.; 126,927 shares by Warburg Pincus Private Equity (E&P) XII-D (A), L.P.; 192,054 shares by Warburg Pincus Private Equity (E&P) XII-E (A), L.P.; 345,901 shares by WP XII (E&P) Partners (A), L.P.; 7,545,984 shares by WP XII Stronghold Holdings, L.P.; 890,079 shares by Warburg Pincus XII (E&P) Partners-1, L.P.; and 82,784 shares by Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC.
Warburg Pincus is the general partner of Warburg Pincus Partners II (US), L.P., which is the managing member of Warburg Pincus (E&P) Energy LLC and Warburg Pincus (E&P) XII LLC. Warburg Pincus (E&P) Energy LLC is the general partner of Warburg Pincus (E&P) Energy GP, L.P., which is the general partner of Warburg Pincus Energy (E&P)-A, L.P., WP Energy Stronghold Holdings, L.P., WP Energy Partners Stronghold Holdings, L.P., Warburg Pincus Energy (E&P) Partners-A, L.P., and Warburg Pincus Energy (E&P) Partners-B, L.P. Warburg Pincus Energy (E&P) Partners-B, L.P. is the managing member of Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC. Warburg Pincus (E&P) XII LLC is the general partner of Warburg Pincus (E&P) XII, L.P., which is the general partner of Warburg Pincus XII (E&P) Partners-1, L.P., Warburg Pincus XII (E&P) Partners-2, L.P., WP XII Stronghold Holdings, L.P., WP XII (E&P) Partners (A), L.P., WP XII (E&P) Partners (B), L.P., Warburg Pincus Private Equity (E&P) XII (A), L.P., Warburg Pincus Private Equity (E&P) XII-D (A), L.P., and Warburg Pincus Private Equity (E&P) XII-E (A), L.P. Warburg Pincus XII (E&P) Partners-2, L.P. is the managing member of Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC (Warburg Pincus and the other Warburg entities listed above, collectively, the “Warburg Entities”). Each of the Warburg Entities (collectively, the “Warburg Persons”) directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed for purposes of Section 13 of the Exchange Act to be the indirect beneficial owner of some or all of the shares of Common Stock held by the Warburg Funds. The Warburg Persons have shared voting and dispositive power with respect to the 28,945,643 shares of Common Stock held directly by the Warburg Funds. The principal business address of each of the Warburg Entities is 450 Lexington Avenue, New York, New York 10017.
(9) Based on a Schedule 13G filed with the SEC on February 11, 2025 reporting shares of Common Stock beneficially owned by Mr. William R. Kruse and Mrs. Deborah L. Kruse. Mr. Kruse reported sole voting and dispositive power over 1,006,200 shares in his individual accounts. Mr. and Mrs. Kruse reported shared voting and dispositive power over 13,444,989 shares in accounts as joint tenants with right of survivorship. The address of the reporting persons is 1340 S. Main Street, Suite 300, Grapevine, Texas 76051.
(10) Based on a Schedule 13G filed with the SEC on November 8, 2024 reporting shares of Common Stock beneficially owned by BlackRock, Inc. ("BlackRock"). BlackRock reported sole voting over 10,518,049 shares of Common Stock and sole dispositive power over 10,964,079 shares of Common Stock. The principal business address of the reporting person is 50 Hudson Yards, New York, New York 10001.

Changes in Control
There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information concerning our equity compensation plans as of December 31, 2024.

RING ENERGY

	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES IN COLUMN (A))
	(A)	(B)	(C)
Equity compensation plans approved by security holders (1)	5,774,520	$10.70	5,317,129
Equity compensation plans not approved by security holders	—	$—	—
Total	5,774,520		5,317,129
(1) As of December 31, 2024, the Company had 3,817,128 shares of granted RSUs that had not yet vested, 1,891,892 shares of granted PSUs that had not yet vested and assumes a 100% issuance related to the PSU awards which have a range of 0% to 200% based on the results of the performance criteria of the award, and 65,500 outstanding stock options that had not been exercised and issued. The outstanding stock options have a weighted average exercise price of $10.70. The outstanding RSUs and PSUs do not have an exercise price.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based on the Company’s review of these reports filed electronically with the SEC and written representations received from reporting persons, we believe that all of our directors and officers complied with the reporting requirements of Section 16(a) of the Exchange Act during 2024, except with respect to one Form 4 for Ms. Roesener reporting two transactions that was not timely filed and one Form 4 for Mr. Young reporting one transaction that was not timely filed.

2025 PROXY STATEMENT
PROPOSAL 2:
NON-BINDING, ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs, as disclosed in this proxy statement. The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board, or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the Company’s stockholders and will consider the outcome of the vote when making future compensation decisions.
As described under the heading “Compensation Discussion and Analysis,” we believe our compensation policies and programs support our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our NEOs with those of our stockholders, we believe that each NEO’s total annual cash compensation should vary with the performance of the Company and that long-term incentives awarded to NEOs should be aligned with the interests of the Company’s stockholders. The Company strives to attract, motivate, and retain high-quality executives who are willing to accept a lower base compensation in cash and be rewarded with equity awards based on performance and the achievement of the goals and objectives of the Company, thereby allowing the Company to better align the interests of its executives with its stockholders.
Specifically, the primary objectives of our compensation policies are as follows:
■Align the compensation of our NEOs and other managers with our stockholders’ interests and motivate our executive officers to meet the Company’s objectives;
■Pay for performance, taking into consideration both the performance of the Company and the individual in determining executive compensation;
■Promote NEO accountability by compensating NEOs for their contributions to the achievement of the Company’s objectives (while discouraging excessive risk-taking not in the interest of long-term value for our stockholders); and
■Attract and retain highly qualified executives with significant industry knowledge and experience by providing them with a fair compensation program that provides financial stability and incentivizes growth in stockholder value.
The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this proxy statement. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, the Board and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of our stockholders.
BOARD RECOMMENDATION ON PROPOSAL
The Board unanimously recommends a vote FOR the approval of the compensation paid to our Named Executive Officers as set forth in this proxy statement.

RING ENERGY
PROPOSAL 3:
AMENDMENT TO THE RING ENERGY, INC.
2021 OMNIBUS INCENTIVE PLAN

At the annual meeting of our stockholders on May 25, 2021, the Ring Energy, Inc. 2021 Omnibus Incentive Plan was approved and adopted by our stockholders (the “2021 Plan”). In April 2025, our Board approved an amendment (the “Plan Amendment”) to the 2021 Plan, subject to stockholder approval, to increase the number of shares of our Common Stock authorized to be issued under the 2021 Plan by 11.5 million shares. See the “Amendment No. 2 to the Ring Energy, Inc. 2021 Omnibus Incentive Plan” attached as Appendix B to this proxy statement. If the Plan Amendment is approved by stockholders, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the additional shares available for delivery under the 2021 Plan as soon as practicable after the Annual Meeting.
DESCRIPTION OF THE PROPOSED PLAN AMENDMENT
Our Board has determined that, to give us the ability to attract and retain the executive and key employee talent necessary for our continued growth and success, the number of shares of our Common Stock available for issuance under the 2021 Plan should be increased by 11.5 million shares, and is proposing an amendment to effect such an increase. In evaluating the amount of the increase in the number of shares available under the 2021 Plan, the Board considered our employee headcount, which has increased due to the recently closed Lime Rock acquisition. Further, the Board believes that equity incentives, if fully achieved, should be a larger portion of overall compensation. In approving and recommending the increase in the number of shares of Common Stock authorized for issuance under the 2021 Plan, the Board concluded such increase was advisable and in our best interests to provide us with maximum flexibility to use equity awards to continue to support our growth strategy and maintain our ability to attract and retain talented executives and employees. Because the amount and timing of specific equity awards in the future is dependent on our employee headcount, management performance, competitive compensation practices, our stock price and a variety of other factors, some of which are beyond our control, it is not possible to determine when or if the currently proposed increase in shares under the 2021 Plan will be exhausted or the amount of subsequent dilution that may ultimately result from such awards.
TEXT OF THE PROPOSED PLAN AMENDMENT
To effect the increase in the aggregate number of shares of our Common Stock that may be issued under the 2021 Plan, it is proposed that the Section 4(a) of the 2021 Plan be deleted in its entirety and replaced with the following:
"(a) Subject to Section 5 of the Plan, the number of Shares that are reserved and available for issuance pursuant to Awards granted under the Plan is the sum of (i) 27,400,000 Shares, which includes 341,155 Shares that were reserved but unissued under the Prior Plan and have since been transferred to the Plan, and (ii) any Shares under the Prior Plan subject to awards that, after the Effective Date, are forfeited, terminated, lapsed or satisfied thereunder in cash or property other than Shares. The maximum number of Shares that may be issued pursuant to Options intended to be Incentive Stock Options is 27,400,000.”

2025 PROXY STATEMENT
WHY WE SUPPORT THE PLAN AMENDMENT
The 2021 Plan is key to our attracting and retaining top talent. Attracting and retaining top talent in the very competitive Houston oil and gas market is one of our fundamental strategic imperatives. Our long-term equity compensation program for our officers and employees is a significant element of our compensation strategy for attracting and retaining our top employees and directors. We have found that equity-based awards are valued by our executives and employees. That sense of value, when coupled with multi-year vesting periods, and performance-based vesting in certain cases, serves to enhance retention of these employees as well as collaboration among them. We believe that employee and director equity awards are key to our long-term success and the future success of our stockholders.
The 2021 Plan will continue to be used to align the long-term interests of our employees, with those of our stockholders. We consider it crucial to maintain a strong association between compensation of our key employees and our stockholders’ long-term interests. Our long-term equity compensation program is a significant factor in achieving this goal.
The Compensation Committee (which administers the 2021 Plan) recognizes its responsibility to strike a balance between stockholder concerns regarding the potential dilutive effect of equity awards and the ability to attract, retain and reward directors, officers and employees whose contributions are critical to the long-term success of the Company. This is made evident by the disciplined approach the Compensation Committee took in 2024 to limit the quantum of equity awards in an effort to better align with stockholder TSR (refer to Equity-Based Long-Term Incentive Compensation – PSU Awards and RSU Awards within our CD&A in addition to the Pay Versus Performance section). The Compensation Committee believes that stockholder approval of the increase in the shares authorized under the Plan Amendment is necessary for the Company to offer a competitive equity incentive program to provide meaningful recruitment and retention benefit to prospective or current directors, officers and employees. If stockholders do not approve the proposed increase in shares authorized under the 2021 Plan, the Company likely will be precluded from successfully attracting and retaining the best possible talent to move its business forward.
For these reasons, we are asking our stockholders to approve the additional shares authorized for issuance under the Plan Amendment and thereby enable us to continue to implement our long-term equity compensation program.
HISTORICAL EQUITY AWARD GRANTING PRACTICES
We also considered both our total equity “overhang” and our historical and projected annual “burn rate” in developing our share increase to the 2021 Plan and analyzing the impact of using equity as a means of compensation on our stockholders.
Overhang is calculated by dividing the number of shares issuable pursuant to outstanding equity awards plus the number of shares remaining available for awards under the 2021 Plan, by the number of shares of Common Stock outstanding. As of March 10, 2025, our overhang percentage was 4% (calculated as 7,482,428 shares issuable pursuant to outstanding equity awards plus 1,625,756 shares remaining available for awards under the 2021 Plan, divided by the shares of Common Stock outstanding as of the record date of 206,509,126. With the addition of the proposed shares of 11.5 million, our total potential dilution rate increases by 6%.
Burn rate provides a measure of the potential dilutive impact of our equity award program which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average

RING ENERGY
number of shares outstanding. In proposing the number of shares authorized for issuance under the 2021 Plan, we considered the number of equity awards granted under the 2021 Plan in the past three fiscal years. In the past three years, the Company granted equity awards representing a total of approximately 8,831,583 shares, with a three-year average annual burn rate of 1.73% as follows:

For the years ended	December 31, 2024	December 31, 2023	December 31, 2022
Restricted stock units (RSUs) granted	2,867,570	2,270,842	1,393,273
Performance stock units (PSUs) vested	571,324	1,170,024	—
Incremental performance stock units (PSUs) vested(1)	248,742	309,808	—
Total	3,687,636	3,750,674	1,393,273
Weighted average number of shares outstanding	197,937,683	190,589,143	121,264,175
Burn rate	1.86%	1.97%	1.15%
(1) The incremental performance stock units (PSUs) vested represents the additional shares that vested that were greater than the number of target shares due to the actual performance on the performance measures.
We will continue to monitor our equity use in future years to ensure our burn rate is within competitive market norms as defined by Institutional Investor Services (ISS). Our future burn rate will depend on a number of factors, including the number of participants in the 2021 Plan, the price per share, any changes to our compensation strategy, changes in business practices or industry standards, changes in our capital structure due to stock splits or similar events, the compensation practices of our competitors or changes in compensation practices in the market generally, and the methodology used to establish the equity award mix.
EXPECTED PLAN DURATION
Based on our historic and projected future use of equity-based compensation, we estimate that the shares requested in the Plan Amendment will be sufficient to provide awards for approximately two to three years. However, the actual duration of the share reserve will depend on currently unknown factors, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, and the rate of returned shares due to forfeitures, the need to attract, retain and incentivize key talent, and how the Company chooses to balance total compensation between cash and equity-based awards.
UPDATED SHARE INFORMATION AS OF MARCH 10, 2025
The information included in this Proxy Statement and our 2024 Annual Report is updated by the following information regarding our outstanding equity awards and our shares remaining for future grants under all existing equity compensation plans as of March 10, 2025 (except as otherwise noted):

Share Information on Equity Compensation Plans
Total number of stock options outstanding(1)	65,500
Total number of full value awards outstanding (includes restricted stock units (RSUs) and performance stock units (PSUs)(2)	7,416,928
Total number of shares remaining available for future grant under the 2021 Plan(3)	1,625,756
Total number of shares of common stock outstanding as of the Record Date	206,509,126

2025 PROXY STATEMENT
(1) The weighted-average exercise price of the stock options outstanding was $10.70, and the weighted-average remaining term of the stock options outstanding was 1.36 years. No stock appreciation rights were outstanding as of March 10, 2025.
(2) Assumes performance-based awards will vest and pay out based on target performance levels being achieved.
(3) Represents the total number of shares available for future awards under the 2021 Plan reflecting performance-based awards at target payout. The 2021 Plan was our only active equity compensation plan as of March 10, 2025. No shares remaining available for future grant under the Ring Energy, Inc. Long-Term Incentive Plan.
KEY FEATURES OF THE 2021 PLAN
Minimum Vesting. The Amended Plan includes a minimum vesting period for all awards granted thereunder of one year from the date of grant, subject to certain limited exceptions (including an exception for up to 5% of the shares reserved for issuance under the Amended Plan).
No “Liberal” Share Recycling. Under the Amended Plan, any shares withheld from any award to cover taxes or any exercise price, and any shares tendered to exercise outstanding options or repurchased on the open market using exercise price proceeds, will not be again available for issuance thereunder.
No Dividends or Dividend Equivalents Paid on Unvested Awards. To the extent that any award under the Amended Plan contains a right to receive dividends or dividend equivalents while such award remains unvested, such dividends or dividend equivalents will be accumulated and only paid once and to the extent that the underlying award vests.
Non-Employee Director Limit. The Amended Plan contains an annual limit of $750,000 on the cash and equity compensation that may be paid or awarded to a non-employee director in any fiscal year with respect to his or her service as a non-employee director.
No Repricing of Options or Stock Appreciation Rights. The Amended Plan prohibits the repricing of stock options and stock appreciation rights and cash buyouts of underwater options and stock appreciation rights without stockholder approval.
Plan Term. The Amended Plan will expire on May 25, 2031, unless earlier terminated by the Board or the Compensation Committee, but awards granted prior to such date may extend beyond that date.
Clawback Provisions. Awards granted under the Amended Plan are subject to any compensation recoupment policy adopted by the Company in November 2023.
SUMMARY OF THE 2021 PLAN
The following is a summary description of the material features of the 2021 Plan, as proposed to be amended by the Plan Amendment (together, the “Amended Plan”). The statements made in this proxy statement regarding the Plan Amendment to the 2021 Plan should be read in conjunction with and are qualified in their entirety by reference to the 2021 Plan, a copy of which is available as Appendix A to our definitive proxy statement filed with the SEC on April 22, 2021; and Amendment No. 1 to the 2021 Plan, a copy of which is available as Appendix C to our definitive proxy statement filed with the SEC on April 21, 2023. Prior filings with the SEC are available through our website at www.ringenergy.com or in printed form upon request by any stockholder.
The Amended Plan currently is effective until May 25, 2031. The purposes of the Amended Plan are to create incentives which are designed to motivate participants to put forth maximum effort toward our success and growth and to enable us to attract and retain experienced individuals who, by their position, ability and diligence are able to make important contributions to our success, and thereby to enhance stockholder value.

RING ENERGY
Proposed Share Reserve. The number of shares of our Common Stock that will be reserved for issuance pursuant to the Amended Plan will not exceed the sum of 27,400,000 shares, which as of March 10, 2025 includes 11,500,000 shares to be added pursuant to the Plan Amendment, 1,625,756 shares remaining available for awards under the 2021 Plan, 341,155 shares that were reserved but unissued under the Ring Energy, Inc. Long-Term Incentive Plan (the “Prior Plan”) which have since been transferred to the 2021 Plan, and any shares originally reserved under the Prior Plan that, after May 25, 2021, are forfeited, terminated, lapsed, or satisfied thereunder in cash or property other than shares. The closing price of a share of our Common Stock on April 3, 2025, reported on the NYSE American (the “NYSE”) was $1.07.
The principal purposes of the Amended Plan are to: (a) encourage profitability and growth of the Company through short- term and long-term incentives that are consistent with the Company’s objectives; (b) to give participants an incentive for excellence in individual performance; (c) to promote teamwork among participants; and (d) to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. To accomplish such purposes, the Amended Plan provides that the Company may grant options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-based restricted shares and restricted stock units), other share-based awards, other cash-based awards, or any combination of the foregoing. When considering new grants of share-based or option-based awards, we intend to take into account previous grants of such awards. A summary of the material provisions of the Amended Plan is set forth below.
Administration. The Amended Plan is administered by the Compensation Committee (referred to below as the plan administrator). The plan administrator has the power to determine the terms of the awards granted under the Amended Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. The plan administrator also has full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the Amended Plan.
Eligible Participants. Certain employees, non-employee directors and consultants are eligible to be granted awards under the Amended Plan, other than incentive stock options, which may be granted only to employees. As of April 8, 2025, there were approximately 114 employees and 6 non-employee directors who would potentially be eligible to receive awards under the Amended Plan.
Shares Available for Awards; Award Limits. The number of shares of our Common Stock reserved for issuance under the Amended Plan is equal to the sum of (i) 27,400,000 shares, which includes 341,155 shares that were transferred from the Prior Plan and (ii) any shares subject to outstanding awards under the Prior Plan that, after May 25, 2021, are forfeited, terminated, lapsed, or satisfied thereunder in cash or property other than shares. A maximum of 27,400,000 shares may be issued under the Amended Plan pursuant to incentive stock options. The number of shares issued or reserved pursuant to the Amended Plan will be adjusted by the plan administrator, as they deem appropriate and equitable, as a result of stock splits, stock dividends, and similar changes in our Common Stock. The maximum number of shares subject to awards granted during any fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year with respect to such director’s service as a non-employee director, will not exceed $750,000 in total value (calculating the value of any such awards based on the grant date fair market value of such awards for financial reporting purposes).
Any shares of Common Stock subject to an award under the Amended Plan that, after the effective date thereof, are forfeited, cancelled, settled or otherwise terminated without a distribution of shares of Common Stock to a

2025 PROXY STATEMENT
participant will thereafter be deemed to be available for awards. However, none of the following will be added back to the shares authorized for grant under the Amended Plan: (i) shares otherwise issuable or issued in respect of, or as part of, any award withheld to cover taxes or any applicable exercise price, (ii) shares subject to share-settled stock appreciation rights or options that are exercised, (iii) shares tendered to exercise outstanding options or other awards or to cover applicable taxes on such awards, or (iv) shares repurchased on the open market using exercise price proceeds. Shares underlying awards that are subject to the achievement of performance goals will be counted against the share reserve based on the target value of such awards unless, and until, such time as such awards become vested and settled in shares, and awards that, pursuant to their terms, may be settled only in cash will not count against the share reserve.
Adjustments. If there is any change in the Company’s capitalization resulting from a merger, consolidation, reclassification, or other corporate transaction, a stock split, reorganization, or other change in corporate structure, the plan administrator will adjust the number and kind of shares of stock or other securities permitted to be delivered under the Amended Plan, adjust the terms of outstanding awards, including the number and kind of shares of stock or other securities subject to outstanding awards, in each case as and to the extent the plan administrator determines an adjustment to be appropriate and equitable, to prevent dilution or enlargement of rights.
Minimum Vesting Requirement. Except in the case of substitute awards, awards granted under the Amended Plan will be subject to a minimum vesting period of one year from the date of grant. Notwithstanding the foregoing, the plan administrator may provide, in an award agreement or following the time of grant, that the vesting of an award will accelerate in the event of a participant’s death or disability, and the plan administrator may grant awards covering 5% of the shares reserved for issuance under the Amended Plan without regard to the minimum vesting provision. The vesting of any unvested awards granted to non-employee directors will be deemed to satisfy the one-year minimum vesting provision if the awards vest on the earlier of the one-year anniversary of the date of grant and the next regular annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting.
Stock Options. Under the Amended Plan, the plan administrator may grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as non-qualified stock options. Stock options are a variable component of compensation designed to incentivize the participants to grow the Company and to increase the value of our shares.
The plan administrator will establish the duration of each option at the time it is granted, with a maximum duration of 10 years (or in the case of a ten percent (10%) stockholder within the meaning of Section 422(b)(6) of the Code, five years) from the date such option is granted, and may also establish vesting performance requirements that must be met prior to the exercise of options. Stock option grants must have an exercise price that is equal to or greater than the fair market value of our Common Stock on the date of grant. Stock option grants may include provisions that permit the option holder to exercise all or part of the holder’s vested options, or to satisfy withholding tax liabilities, by tendering shares of our Common Stock already owned by the option holder with a fair market value equal to the exercise price. Dividends may not be paid on awards of stock options under the Amended Plan. Unless otherwise directed by a participant in writing, each vested and unexercised option held by a participant who is actively in service with the Company will automatically be exercised on the last business day before such option expires, so long as the per-share exercise price of the option is less than the fair market value of a share on that date.

RING ENERGY
Stock Appreciation Rights. The plan administrator may also grant stock appreciation rights, which will be exercisable upon the occurrence of certain contingent events. Stock appreciation rights are a variable component of compensation designed to retain key employees. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash and shares (as determined by the plan administrator) equal in value to the excess of the fair market value of the shares covered by the stock appreciation rights over the exercise price of the right. Unless otherwise directed by a participant in writing, each vested and unexercised stock appreciation right held by a participant who is actively in service with the Company will automatically be exercised on the last business day before such stock appreciation right expires, so long as the per-share exercise price of the stock appreciation right is less than the fair market value of a share on that date.
Restricted Shares. The plan administrator may also grant restricted shares, which are awards of our shares of Common Stock that vest in accordance with the terms and conditions established by the plan administrator. A participant holding restricted shares will generally have the rights of a stockholder with respect to such shares; however, the plan administrator will determine in the award agreement whether the participant will be entitled receive accrued dividends on such shares upon their vesting. Restricted shares are a variable component of compensation also available to retain key employees when deemed appropriate.
Restricted Stock Units. Restricted stock units represent the right to receive shares of Common Stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, we must deliver to the holder of the restricted stock unit, unrestricted shares of our Common Stock, which will be freely transferable. A participant holding restricted stock units will have no voting rights with respect thereto. The plan administrator will determine in the award agreement whether the participant will be entitled to receive accrued dividend equivalents on such restricted stock units upon their vesting and settlement. Restricted stock units are a variable component of compensation also designed to retain key employees when deemed appropriate.
Performance-Based Awards. Performance-based awards are denominated in shares, stock units, or cash, and are linked to the satisfaction of performance criteria established by the plan administrator. Performance-based awards are a variable component of compensation designed to reward key management for achieving annual performance goals. The performance-based criteria applicable to such awards will be determined by the plan administrator and may include, but are not limited to, any of the following: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total stockholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of our shares; expense/cost control; working capital; customer satisfaction; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; any other criteria specified by the plan administrator in its sole discretion; or any combination of, or a specified increase in, any of the foregoing.
Other Awards. In addition to the awards described above, the plan administrator may grant other incentives payable in cash or shares under the Amended Plan as it deems consistent with the terms of the Amended Plan and subject to such other terms and conditions as it deems appropriate.
Dividends and Dividend Equivalents. To the extent that any award under the Amended Plan contains a right to receive dividends or dividend equivalents while such award remains unvested, notwithstanding anything in the

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Amended Plan to the contrary, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying award vests.
Deferrals of Payment. The plan administrator may determine that the delivery of shares or cash upon the vesting, exercise or settlement of an award under the Amended Plan may or will be deferred in accordance with applicable law.
Change in Control Provisions. Unless otherwise provided in an award agreement, in the event that a change in control occurs and any or all outstanding awards are continued, assumed or substituted for an economically equivalent award in connection with such change in control, if a participant’s employment or service is terminated by the Company, its successor or affiliate thereof, without cause (or, in certain cases, is terminated by the participant for good reason) on or after the effective date of the change in control but prior to twenty-four (24) months following the change in control transaction, then as of the date of such termination: (1) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable; and (2) the restrictions and forfeiture conditions applicable to any such award will lapse and such awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at the target level. Unless otherwise provided in an award agreement, in the event that a change in control occurs, and any awards are not continued, assumed or substituted for an economically equivalent in connection with the change in control transaction, then as of the date of such change in control: (1) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable; and (2) the restrictions and forfeiture conditions applicable to any such award will lapse and such awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at the greater of (x) target or (y) actual performance through the date of such change in control.
Amendment and Termination. The Board or the Compensation Committee may alter, amend, modify, or terminate the Amended Plan at any time; provided that the approval of our stockholders will be obtained for any amendment to the Amended Plan that requires stockholder approval under the rules of the NYSE or in accordance with other applicable law. In addition, without stockholder approval, to the extent required by the rules of the stock exchange(s) on which the shares are traded, except as otherwise permitted under the “equitable adjustments” provisions of the Amended Plan, (i) no amendment or modification may reduce the exercise price of any stock option or stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable stock exchange(s). No modification of an award will, without the prior written consent of the participant, adversely alter or impair the rights of a participant under the Amended Plan.
Compliance with Applicable Laws. We intend for awards granted under the Amended Plan to be designed, granted, and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code.
NEW PLAN BENEFITS
Future awards under the Amended Plan will be made at the discretion of the plan administrator based on such factors as the plan administrator deems relevant at the time the awards are made. Accordingly, awards that may be granted under the Amended Plan are not determinable at this time.

RING ENERGY
SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES
The following is a brief description of the federal income tax treatment that generally applies to Plan awards. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Amended Plan. A participant may also be subject to state, local and foreign taxes.
Non-Qualified Stock Options. The grant of a non-qualified stock option will generally not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess, if any, of the then fair market value of the stock acquired over the exercise price for those shares, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.
Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will also not result in taxable income to the participant if the participant was continuously employed by the Company or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). However, the excess, if any, of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.
If the participant does not sell or otherwise dispose of the stock received pursuant to the exercise of an incentive stock option within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and the Company will not be entitled to a corresponding deduction. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Company will generally be entitled to a corresponding deduction. In addition, the participant will recognize capital gain or loss equal to the difference between the amount realized and the value of the shares on the date of exercise.
Stock Appreciation Rights. The grant of a stock appreciation right will generally not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the amount of cash or the fair market value of the shares paid upon exercise, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of any shares received will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.
Restricted Stock and Performance-Based Shares. A grant of restricted stock or performance-based shares will not result in taxable income to the participant at the time of grant, and the Company will not be entitled to a corresponding deduction, assuming that the shares are subject to transferability restrictions and that certain restrictions on the shares constitute a “substantial risk of forfeiture” for federal income tax purposes and the participant does not make an 83(b) election (as discussed below). Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of

2025 PROXY STATEMENT
such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends accumulated and paid to the holder of restricted stock upon vesting also will be compensation income to the participant (taxable as wages if the participant is an employee), and the Company will generally be entitled to a corresponding deduction when the accumulated dividends are paid. A participant has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. A participant may be permitted to elect, pursuant to Section 83(b) of the Code, within 30 days of the grant, to have ordinary income recognized immediately for the year in which a restricted stock award or performance share award, as the case may be, is granted in an amount equal to the difference between the amount paid for such restricted stock (if any) and the fair market value on the date of the grant, and to have the applicable capital gain holding period commence as of the grant date. In such a case, the Company would be entitled to a corresponding deduction for the year in which the stock is granted in the amount of such income recognized by the participant.
Restricted Stock Units. A grant of restricted stock units (including performance-based restricted stock units) will generally not result in taxable income to the participant at the time of grant, and the Company will not be entitled to a corresponding deduction. Upon vesting and issuance of the underlying shares, the holder will realize ordinary income in an amount equal to the then fair market value of the issued shares, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance. Accumulated dividend equivalents paid to the holder of restricted stock units upon their vesting and issuance also will be compensation income to the participant (taxable as wages if the participant is an employee), and the Company will generally be entitled to a corresponding deduction when the dividend equivalents are paid.
Performance Awards and Other Share-Based or Cash-Based Awards. A grant of a performance award or other stock-based or cash-based award will generally not result in taxable income to the participant at the time of grant, and the Company will not be entitled to a corresponding deduction. Upon payment of cash or the vesting or issuance of the underlying shares, the participant will realize ordinary income in an amount equal to the cash received or the then fair market value of the issued shares, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance.
Deductibility Limit on Compensation in Excess of $1 Million. Section 162(m) of the Code generally limits the deductible amount of total annual compensation paid by a public company to each “covered employee” to no more than $1 million.
Tax Withholding. As a condition to the delivery of any shares to the recipient of an award, the Company may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.
Importance of Consulting a Tax Adviser. The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon Federal income tax rules as of the date hereof and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on their particular situation, each recipient should consult their tax adviser as to the Federal, state, local, foreign and other tax consequences of the grant or exercise of an award or the disposition of shares acquired as a result of an award.

RING ENERGY
VOTE REQUIRED FOR APPROVAL
The affirmative vote of holders of a majority of the shares of the Common Stock present in person or represented by proxy at the Annual Meeting is required to approve the Plan Amendment.

BOARD RECOMMENDATION ON PROPOSAL
Our Board unanimously recommends a vote FOR the approval and adoption of the Plan Amendment to the 2021 Plan.

2025 PROXY STATEMENT
PROPOSAL 4:
RATIFICATION OF THE APPOINTMENT
OF GRANT THORNTON LLP
With authority granted by our Board, the Audit Committee has appointed Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2025. Although stockholder ratification of the selection of Grant Thornton is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our stockholders and us.
Representatives from Grant Thornton are not expected to be present at the Annual Meeting. If present, these representatives will have the opportunity to make a statement if they desire to do so and would be available to respond to appropriate questions.
PRINCIPAL INDEPENDENT PUBLIC ACCOUNTING FEES AND SERVICES PAID IN 2024 AND 2023
The Audit Committee selected Grant Thornton as the Company’s independent registered accounting firm for the fiscal years ended December 31, 2024 and 2023.
Fees and Independence
Audit Fees. Grant Thornton billed the Company an aggregate of $627,235 and $543,634 for professional services rendered for the review of the Company’s financial statements included in its Form 10-Q’s for 2024 and 2023 and the audit of the Company’s financial statements for the year ended December 31, 2024 and 2023, respectively.
Audit Related Fees. Grant Thornton did not provide any audit related services for 2024 or 2023.
Tax Fees. Grant Thornton did not provide professional tax services for 2024 or 2023.
All Other Fees. No other fees were billed by Grant Thornton during 2024 and 2023.
The Audit Committee discussed with Grant Thornton the matters required to be discussed pursuant to the applicable Public Company Accounting Oversight Board (the "PCAOB") Auditing Standards. The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton required by PCAOB Rule 3526 regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence.
Pre-Approval Policy
The policy of the Audit Committee and our Board, as applicable, is to pre-approve all services by our independent registered public accounting firm. Under the policy, all services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee; the Company obtained all required approvals during 2023 and 2024.

RING ENERGY
BOARD RECOMMENDATION ON PROPOSAL
The Board unanimously recommends a vote FOR ratification of the appointment of Grant Thornton LLP as Ring Energy, Inc.’s independent auditor for the 2025 fiscal year. The management proxy holder will vote all properly submitted proxies FOR ratification unless properly instructed otherwise.

AUDIT COMMITTEE REPORT
The Audit Committee is comprised of five independent, non-employee directors. The Board has determined that the members of the Audit Committee satisfy the NYSE American listing standards for independence necessary to serve on the Audit Committee. The Board has determined that four of the members of the Audit Committee meet the requirements of an “audit committee financial expert” as defined by the rules of the SEC.
The Audit Committee’s responsibilities are set forth in the Audit Committee Charter, as may be amended from time to time by the Board. The principal functions of the Audit Committee are to assist the Board in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of our independent registered public accounting firm, and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority to retain and terminate our independent registered public accounting firm and to approve the compensation paid to our independent registered public accounting firm. The Audit Committee is also responsible for overseeing our internal audit function. This is a report on the Audit Committee’s activities relating to 2024.
Review of Audited Financial Statements with Management
The Audit Committee has reviewed and discussed the Company’s audited financial statements and management’s discussion and analysis of the Company’s financial condition and results of operations with management of the Company for the fiscal year ended December 31, 2024.
The members of the Audit Committee rely, without independent verification, on information provided to them and on the representations made by Company management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained and applied appropriate accounting and financial principles or appropriate internal controls and procedures, that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the independent registered public accounting firm is in fact “independent.”
Review of Financial Statements and Other Matters with Independent Registered Public Accounting Firm
The Audit Committee discussed with Grant Thornton, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC. The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton required by applicable PCAOB requirements regarding the firm’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton its independence. These discussions included a review of all audit services provided by Grant Thornton to the Company.
Recommendation that Financial Statements be Included in the Annual Report

2025 PROXY STATEMENT
Based on the review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.
THE AUDIT COMMITTEE
■Thomas L. Mitchell (Chair)
■Anthony B. Petrelli
■Regina Roesener
■David S. Habachy
■Richard E. Harris

RING ENERGY
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2026 ANNUAL MEETING
Pursuant to the rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2026 annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act.
Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, proposals that stockholders intend to have included in the Company’s proxy statement and form of proxy for the 2026 annual meeting of stockholders must be received by the Company no later than December 12, 2025. However, if the date of the 2026 annual meeting of stockholders changes by more than 30 days from the date of the 2025 Annual Meeting of Stockholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to stockholders. Stockholder proposals must also be otherwise eligible for inclusion.
In addition to the requirements of Rule 14a-8, and as more specifically provided for in our Bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual meeting of stockholders, nominations for election as a director and proposals for stockholder action may be made only by stockholders of the Company of record by giving written notice delivered or mailed to the Secretary of the Company: (a) in the case of an annual meeting of stockholders that is called for a date that is within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than one hundred twenty (120) days prior to such anniversary date; and (b) in the case of an annual meeting of stockholders that is called for a date that is not within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of stockholders, or in the case of a special meeting of stockholders, not later than the close of business on the tenth (10th) day following the day on which the notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. If the date of the 2026 annual meeting of stockholders is the same as the date of the 2025 Annual Meeting of Stockholders, a stockholder making a nomination for election to our Board or a proposal of business for the 2026 annual meeting of stockholders must deliver proper notice to us no later than the close of business on January 22, 2026.
Proposals must also comply with the provisions contained in our Bylaws relating to stockholder proposals, including provision of the information specified in our Bylaws, such as information concerning the nominee or the proposal. Any proposals that do not meet the requirements set forth in our Bylaws, other than proposals submitted in compliance with SEC Rule 14a-8 under the Exchange Act, will be declared out of order and will not be considered at the 2026 annual meeting of stockholders.
OTHER BUSINESS
Our Board knows of no matter other than those described in this proxy statement that will be presented for consideration at the Annual Meeting. However, should any other matters properly come before the Meeting or any postponements or adjournments thereof, it is the intention of the person(s) named in the accompanying proxy to vote in accordance with their best judgment in the interest of our Company and our stockholders.

2025 PROXY STATEMENT
ANNUAL REPORT
A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, excluding exhibits, is available on our website, and will be furnished at no charge to each person to whom a proxy statement is delivered upon the request of such person. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such requests should be directed to: Ring Energy, Inc., Attention: Phillip B. Feiner, Corporate Secretary, 1725 Hughes Landing Blvd., Suite 900, The Woodlands, TX 77380 or call (281) 397-3699.

By Order of the Board of Directors,
/s/ Phillip B Feiner
Phillip B. Feiner
Senior Vice President, General Counsel & Corporate Secretary
The Woodlands, Texas
April 11, 2025

RING ENERGY
APPENDIX A

GAAP TO NON-GAAP RECONCILIATIONS

The Company defines "Adjusted EBITDA" as net income plus net interest expense (including interest income and expense), unrealized loss (gain) on change in fair value of derivatives, ceiling test impairment, income tax (benefit) expense, depreciation, depletion and amortization, asset retirement obligation accretion, transaction costs for executed acquisitions and divestitures ("A&D"), share-based compensation, loss (gain) on disposal of assets, and backing out the effect of other income. Company management believes Adjusted EBITDA is relevant and useful because it helps investors understand Ring’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as Ring calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

	TWELVE MONTHS ENDED
	DECEMBER 31, 2024	DECEMBER 31, 2023
Adjusted EBITDA
Net Income	$67,470,314	$104,864,641
Interest expense, net	42,819,864	43,669,577
Unrealized loss (gain) on change in fair value of derivatives	(2,827,756)	(11,852,082)
Income tax (benefit) expense	20,440,954	125,242
Depreciation, depletion and amortization	98,702,843	88,610,291
Asset retirement obligation accretion	1,380,298	1,425,686
Transaction costs - executed A&D	24,556	417,166
Share-based compensation	5,506,017	8,833,425
Loss (gain) on disposal of assets	(89,693)	87,128
Other income	(106,656)	(198,935)
Adjusted EBITDA	$233,320,741	$235,982,139

The Company defines "Adjusted Free Cash Flow " or "AFCF" as Net Cash Provided by Operating Activities less changes in operating assets and liabilities (as reflected on our Statements of Cash Flows), plus transaction costs for executed acquisitions and divestitures (A&D), current income tax expense (benefit), proceeds from divestitures of equipment for oil and natural gas properties, loss (gain) on disposal of assets, and less capital expenditures, credit loss expense, and other income. For this purpose, our definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and lease maintenance costs) but excludes acquisition costs of oil and gas properties from third parties that are not included in our capital expenditures guidance provided to investors. Our management believes that Adjusted Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of our current operating activities after the impact of capital expenditures and net interest expense (including interest income and expense, excluding amortization of deferred financing costs) and without being

2025 PROXY STATEMENT
impacted by items such as changes associated with working capital, which can vary substantially from one period to another. Other companies may use different definitions of Adjusted Free Cash Flow.

	TWELVE MONTHS ENDED
	DECEMBER 31, 2024	DECEMBER 31, 2023
Adjusted Free Cash Flow
Net Cash Provided by Operating Activities	$194,423,712	$198,170,459
Adjustments - Statements of Cash Flows
Changes in operating assets and liabilities	888,089	(1,180,748)
Transaction costs - executed A&D	24,556	417,166
Income tax expense (benefit) - current	401,197	72,213
Capital expenditures	(151,946,171)	(151,969,735)
Proceeds from divestitures of equipment for oil and natural gas properties	121,232	54,558
Credit loss expense	(160,847)	(134,007)
Loss (gain) on disposal of assets	—	87,128
Other income	(106,656)	(198,935)
Adjusted Free Cash Flow	$43,645,112	$45,318,099

Adjusted EBITDA	$233,320,741	$235,982,139
Net interest expense (excluding amortization of deferred financing costs)	(37,850,690)	(38,748,863)
Capital expenditures	(151,946,171)	(151,969,735)
Proceeds from divestiture of equipment for oil and natural gas properties	121,232	54,558
Adjusted Free Cash Flow	$43,645,112	$45,318,099

The Company defines “Adjusted Cash Flow from Operations” or “ACFFO” as Net Cash Provided by Operating Activities, reflected in our Statements of Cash Flows, less the changes in operating assets and liabilities, which includes accounts receivable, inventory, prepaid expenses and other assets, accounts payable, and settlement of asset retirement obligations, which are subject to variation due to the nature of the Company’s operations. Accordingly, the Company believes this non-GAAP measure is useful to investors because it is used often in its industry and allows investors to compare this metric to other companies in its peer group as well as the E&P sector.

	TWELVE MONTHS ENDED
	DECEMBER 31, 2024	DECEMBER 31, 2023
Adjusted Cash Flow From Operations
Net Cash Provided by Operating Activities	$194,423,712	$198,170,459
Changes in operating assets and liabilities	888,089	(1,180,748)
Adjusted Cash Flow from Operations	$195,311,801	$196,989,711

RING ENERGY
The Company defines "Cash Return on Capital Employed," or “CROCE,” as Adjusted Cash Flow from Operations divided by average debt and stockholders' equity for the period. Management believes that CROCE is useful to investors as a performance measure when comparing our profitability and the efficiency with which management has employed capital over time relative to other companies. CROCE is not considered to be an alternative to net income reported in accordance with GAAP.

	AS OF AND FOR THE TWELVE MONTHS ENDED
	DECEMBER 31, 2024	DECEMBER 31, 2023
CROCE (Cash Return on Capital Employed):
Average debt	$405,000,000	$420,000,000
Average stockholders' equity	822,611,441	723,843,146
Average debt and stockholders' equity	$1,227,611,441	$1,143,843,146

Net Cash Provided by Operating Activities	$194,423,712	$198,170,459
Less change in WC (Working Capital)	888,089	(1,180,748)
Adjusted Cash Flows from Operations (ACFFO)	$195,311,801	$196,989,711
CROCE (ACFFO)/(Average D+E)	15.9%	17.2%

PV-10 is derived from the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”), which is the most directly comparable GAAP financial measure for proved reserves calculated using SEC pricing. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies without regard to the specific tax characteristics of such entities. Moreover, GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves or for reserves calculated using prices other than SEC prices. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 measure and the Standardized Measure do not purport to represent the fair value of our oil and natural gas reserves.
The following table reconciles the PV-10 value of the Company’s estimated proved reserves as of December 31, 2024 to the Standardized Measure, in thousands:

SEC PRICING PROVED RESERVES (in thousands):	Proved Developed	Proved Undeveloped	Total Proved
Standardized Measure Reconciliation
Present Value of Estimated Future Net Revenues (PV-10)	$1,130,173	$332,654	$1,462,827
Future Income Taxes, Discounted at 10%	177,612	52,278	229,891
Standardized Measure of Discounted Future Net Cash Flows	$952,561	$280,376	$1,232,936

2025 PROXY STATEMENT
The Company defines All-In Cash Operating Costs, a non-GAAP financial measure, as “all in cash” costs which includes lease operating expenses, G&A costs excluding share-based compensation, net interest expense (including interest income and expense, excluding amortization of deferred financing costs), workovers and other operating expenses, production taxes, ad valorem taxes, and gathering/transportation costs. Management believes that this metric provides useful additional information to investors to assess the Company’s operating costs in comparison to its peers, which may vary from company to company.

	TWELVE MONTHS ENDED
	DECEMBER 31, 2024	DECEMBER 31, 2023
All-In Cash Operating Costs:
Lease operating expenses (including workovers)	$78,310,949	$70,158,227
G&A excluding share-based compensation	24,134,283	20,355,330
Net interest expense (excluding amortization of deferred financing costs)	37,850,690	38,748,863
Operating lease expense	700,362	541,801
Oil and natural gas production taxes	16,116,565	18,135,336
Ad valorem taxes	8,069,064	6,757,841
Gathering, transportation and processing costs	506,333	457,573
All-in cash operating costs	$165,688,246	$155,154,971

Boe	7,191,054	6,613,321

All-in cash operating costs per Boe	$23.04	$23.46

APPENDIX B

Amendment No. 2 to the Ring Energy, Inc. 2021 Omnibus Incentive Plan

This Amendment No. 2 to the Ring Energy, Inc. 2021 Omnibus Incentive Plan (as amended, the “Plan”) was approved and recommended to the Stockholders by the Board of Directors of Ring Energy, Inc. (the “Company”) on April 9, 2025, subject to approval by the stockholders of the Company, which was obtained on May 22, 2025. Accordingly, the Plan is hereby amended, effective as of May 22, 2025, as follows:
1. Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following:
“(a) Subject to Section 5 of the Plan, the number of Shares that are reserved and available for issuance pursuant to Awards granted under the Plan is the sum of (i) 27,400,000 Shares, which includes 341,155 Shares that are reserved but unissued under the Prior Plan and have since been transferred to the Plan, and (ii) any Shares under the Prior Plan subject to awards that, after the Effective Date, are forfeited, terminated, lapsed or satisfied thereunder in cash or property other than Shares. The maximum number of Shares that may be issued pursuant to Options intended to be Incentive Stock Options is 27,400,000.”

In all other respects, the Plan remains unchanged and in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 2 to the Plan has been executed to be effective as of _________________.

RING ENERGY, INC.

By: ____________________________
Name:
Title:

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The Board of Directors recommends you vote FOR all of the nominees listed on proposal 1.

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) John A. Crum 02) David S. Habachy 03) Richard E. Harris 04) Paul D. McKinney 05) Thomas L. Mitchell
06) Anthony B. Petrelli 07) Carla Tharp

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Consideration of any matters which may properly come before the Meeting, or any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000673727_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

RING ENERGY, INC.
Annual Meeting of Stockholders
May 22, 2025 10:00 AM Central Daylight Time
This proxy is solicited on behalf of the Board of Directors

The undersigned, a stockholder of RING ENERGY, INC. (the "Company"), does hereby appoint Phillip B. Feiner, as proxy and attorney-in-fact with full power of substitution, for and in the name of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at Ring Energy's office, located at 1725 Hughes Landing Blvd., Suite 900, The Woodlands, TX 77380, on May 22, 2025, at 10:00 AM Central Daylight Time, or at any adjournment or postponement thereof, and to vote all shares of the Company's voting securities that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and all such other business as may properly come before the meeting, as designated below. Receipt of the Notice of the 2025 Annual Meeting of Stockholders and Proxy Statement and the 2024 Annual Report is hereby acknowledged.

This Proxy will be voted as directed, or if properly executed but no direction is given, will be voted FOR all of the nominees listed on Proposal 1; FOR Proposal 2; FOR Proposal 3, and FOR Proposal 4, and as the Board of Directors may recommend on such other business as may properly come before the Annual Meeting of Stockholders.

0000673727_2 R1.0.0.2

Continued and to be signed on reverse side

1725 Hughes Landing Blvd., Suite 900
The Woodlands, TX 77380